As filed December 31, 2009	File No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Healthy Fast Food, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)	43-2092180 (I.R.S. Employer Identification No.)

1075 American Pacific, Suite C
Henderson, Nevada 89074
(702) 448-5301
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Henry E. Cartwright, President
Healthy Fast Food, Inc.
1075 American Pacific, Suite C
Henderson, Nevada 89074
 (702) 448-5301
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Fay M. Matsukage, Esq. Dill Dill Carr Stonbraker & Hutchings, P.C. 455 Sherman Street Suite 300 Denver, Colorado 80203 (303) 777-3737; (303) 777-3823 fax	Mark A. von Bergen, Esq. Jason H. Barker, Esq. Holland & Knight LLP 2300 US Bancorp Tower 111 SW Fifth Avenue Portland, Oregon 97204 (503) 243-2300; (503) 241-8014 fax

Approximate date of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ] ________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ] Non-accelerated filer [ ]	Accelerated filer [ ] Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price	Amount of registration fee
Units, each unit consisting of: (2)	4,255,000	$1.40	$5,957,000	$424.73
(i) one share of common stock; and	4,255,000	--	--	--
(ii) one Class C warrant to purchase one share of common stock (3)	4,255,000	--	--	--
Representative’s warrants (3)(4)	370,000	--	--	--
Units issuable upon exercise of the representative’s warrants, each consisting of:	370,000	$1.68	$621,600	$44.32
(i) one share of common stock; and	370,000	--	--	--
(ii) one Class C warrant to purchase one share of common stock	370,000	--	--	--
Common stock issuable upon exercise of Class C warrants, including Class C warrants underlying the representative’s warrants (2)(3)	4,625,000	$2.10	$9,712,500	$692.50
Total			$16,291,100	$1,161.55

__________________
(1)	Estimated solely for purposes of calculating the amount of the registration fee paid pursuant to Rule 457(g) under the Securities Act.

(2)	Includes 555,000 units which the underwriters have the option to purchase to cover over-allotments, if any.

(3)
Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of securities as may become issuable pursuant to the anti-dilution provisions of the public warrants and the representative’s warrants.

(4)	In connection with the sale of the units, the registrant will issue to the representative of the underwriters warrants to purchase, in the aggregate, up to 370,000 units.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We have filed a registration statement with the Securities and Exchange Commission relating to this offering. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 31, 2009

PRELIMINARY PROSPECTUS
3,700,000 Units Each unit consisting of one share of common stock and one redeemable warrant

Healthy Fast Food, Inc.

Healthy Fast Food, Inc., the parent company of U-Swirl International, Inc., is selling units, each unit consisting of one share of common stock and one redeemable Class C warrant. Each Class C warrant entitles the holder to purchase one share of our common stock at a price of $____ [150% of unit price], and will expire on ___________, 2015. The Class C warrants will be exercisable __ days after issuance, and redeemable at $0.25 per warrant, upon 30 days’ prior written notice, at any time after the date on which the closing price of the common stock has equaled or exceeded [200% of the public offering price of the units] for five consecutive trading days.

Our common stock and Class A and Class B warrants are quoted on the OTC Bulletin Board under the symbols “HFFI,” “HFFIW” and “HFFIZ,” respectively. The last sale prices of our common stock and Class A and Class B warrants on December 28, 2009 were $1.40 per share, $0.13 and $0.05, respectively.

There is presently no public market for our units or Class C warrants. The common stock and the Class C warrants underlying the units will be quoted separately 30 days after the date of this prospectus. We anticipate that the units and Class C warrants will be quoted on the OTC Bulletin Board.

These are speculative securities.  Investing in the units involves significant risks.  You should purchase these securities only if you can afford a complete loss of your investment.  See “Risk Factors” beginning on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Unit	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$

The expenses of this offering will include a non-accountable expense allowance of 3% of the gross proceeds of this offering payable to Paulson Investment Company, Inc., the representative of the underwriters.  Additionally, we have granted the underwriters a 45-day option to purchase up to an additional 555,000 units to cover over-allotments and have agreed to issue to the representative of the underwriters warrants to purchase a total of 370,000 units at a price per unit equal to 120% of the initial offering price of the units, which warrants are exercisable at any time beginning one year after the date of this prospectus until the fifth anniversary of the date of this prospectus.

Paulson Investment Company, Inc.
___________________

The date of this prospectus is ____________, 2009.

• 20 Flavors • Self-Serve • Over 60 Toppings • Pay by the Ounce

• Café Setting • Indoor Seating for 50+ • Outdoor Seating • Wi-Fi Access

TABLE OF CONTENTS
Page
PROSPECTUS SUMMARY	4
RISK FACTORS	7
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	13
USE OF PROCEEDS	14
DIVIDEND POLICY	14
CAPITALIZATION	15
MARKET FOR COMMON EQUITY	16
DILUTION	17
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	18
BUSINESS	24
MANAGEMENT	30
EXECUTIVE COMPENSATION	33
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
DESCRIPTION OF SECURITIES	39
UNDERWRITING	43
LEGAL MATTERS	47
EXPERTS	47
WHERE YOU CAN FIND MORE INFORMATION	47
INDEX TO FINANCIAL STATEMENTS	48

We own the trademark U-SWIRL®, when used alone or in conjunction with any other term or word. Other brand names or trademarks appearing in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information that may be important to you.  You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 7.  References to “we,” “us,” “our,” “Healthy Fast Food” or the “company” mean Healthy Fast Food, Inc. and its subsidiary, U-Swirl International, Inc.

Our Company

We are in the business of offering consumers a healthy alternative for meals and snacks.  We are launching a national chain of self-serve frozen yogurt cafés called U-Swirl Frozen Yogurt and are franchising this concept.  We currently own and operate five U-Swirl Frozen Yogurt cafés in the Las Vegas metropolitan area, and have two franchised locations currently in operation.  We believe that we will be able to take advantage of the growing demand for foods with lower-fat and better nutritional content, and more specifically, the recent growth in the frozen yogurt industry.

U-Swirl allows guests a broad choice in frozen yogurt by providing up to 20 non-fat flavors, including tart, traditional and no sugar-added options and more than 60 toppings, including seasonal fresh fruit, sauces, candy and granola.  Guests serve themselves and pay by the ounce instead of by the cup size.  Similar to a coffee shop hang out, locations are furnished with couches and tables and patio seating and provide free Wi-Fi access.

U-Swirl cafés are distinguished from other frozen yogurt retail outlets by the following:
•	inside seating for 50 people and outside patio seating, where feasible and appropriate;
•	spacious surroundings of 1,600 to 2,400 square feet;
•	16 to 20 flavors of frozen yogurt;
•	more than 60 toppings; and
•	self-serve format allowing guests to create their own favorite snack.

We plan to have 30 to 50 U-Swirl cafés operating by the end of 2010.  As of the date of this prospectus, we have signed an area development agreement to develop U-Swirl cafés in Arizona and anticipate signing area development agreements or franchise agreements for areas in California and Nevada in 2010.

Our corporate offices are located at 1075 American Pacific, Suite C, Henderson, Nevada 89074, where our telephone number is (702) 448-5301.

This Offering

Securities offered
3,700,000 units.  Each unit consists of one share of common stock and one redeemable Class C public warrant.  Each warrant is exercisable to purchase one share of common stock.  The common stock and warrants will be quoted as a unit for 30 days following the date of this prospectus, after which the common stock and warrants will each be quoted separately.

Class C public warrants
Each Class C public warrant included in the units will be exercisable to purchase one share of common stock commencing __ days after the date of this prospectus.  The exercise price of each Class C warrant will be 150% of the public offering price of the units.  The Class C warrants expire on the fifth anniversary of the date of this prospectus, but if the warrants are not exercisable at that time because a current registration statement for the underlying shares is not available, then the expiration date will be extended for 30 days following notice from us that the warrants are again exercisable.

We have the right to redeem the Class C warrants, beginning ________ after the closing of this offering, at a redemption price of $0.25 per warrant at any time after the date on which the closing price of our common stock, as reported on the OTC Bulletin Board, has equaled or exceeded 200% of the public offering price of the units for five consecutive trading days.  We are required to provide 30 days’ prior written notice to the Class C warrant holders of our intention to redeem the warrants.

Common stock outstanding after the offering	6,479,836 shares

Use of proceeds	For development of company-owned and joint venture-owned cafés, marketing, franchise development and working capital.

Risk factors
Investing in these units involves a high degree of risk.  As an investor you should be able to bear a complete loss of your investment.  You should carefully consider the information set forth in the "Risk Factors" section of this prospectus.

OTCBB symbols	Common stock: HFFI

Proposed OTCBB symbols	Class C warrants: __________________ Units: _________________

Unless the context indicates otherwise, all share and per-share common stock information in this prospectus:

•	assumes no exercise of the Class C warrants or 1,000,000 outstanding Class A warrants exercisable at $5.10 per warrant or 2,000,000 outstanding Class B warrants exercisable at $10.20 per warrant;

•	assumes no exercise of the representative’s warrants to purchase a total of 370,000 units;

•	excludes 470,000 shares reserved under our 2007 Stock Option Plan; and

•	assumes no exercise of 175,000 other outstanding warrants or options.

Summary Financial Data

The following summary financial data is derived from our interim (unaudited) financial statements for the nine months ended September 30, 2009 and 2008 and audited financial statements for the years ended December 31, 2008, 2007 and 2006 and the period from November 1, 2005 (inception) through December 31, 2005.  You should read this summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements.

INCOME STATEMENT DATA:
	Nine Months Ended September 30,		Year Ended December 31,			November 1, 2007 (inception) through December 31,
	2009	2008	2008	2007	2006	2005

Revenues	$925,603	$—	$665,458	$970,163	$131,870	$—
Net loss from continuing operations	$(643,475)	$(621,770)
Net loss	$(1,786,228)	$(892,019)	$(1,603,166)	$(736,381)	$(337,073)	$(424)
Net loss from continuing operations per common share (basic and diluted)	$(0.25)	$(0.28)
Net loss per common share (basic and diluted)	$(0.71)	$(0.40)	$(0.73)	$(0.57)	$(0.39)	$(0.00)

BALANCE SHEET DATA:
	September 30,	December 31,
	2009	2008	2007	2006	2005
Working capital (deficit)	$587,591	$3,297,263	$500,035	$(287,069)	$1,326
Total assets	$2,945,818	$4,519,122	$1,661,631	$795,184	$10,126
Long-term debt	$—	$—	$—	$—	$—
Stockholders’ equity	$2,374,775	$4,119,503	$1,438,487	$331,618	$1,326

RISK FACTORS

An investment in our securities involves a high degree of risk and many uncertainties.  You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this prospectus.  In addition, you should carefully review our filings with the Securities and Exchange Commission and other disclosures made by us which describe additional risk factors.  If one or more of the possibilities described as risks below actually occur, our operating results and financial condition would likely suffer and the trading price of our securities could fall, causing you to lose some or all of your investment in our securities.  The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

Risks Related to Our Business

We are an early-stage venture with little operating history, and our prospects are difficult to evaluate.

Our activities prior to October 2006 were limited to developing our business and raising capital to implement our business plan.  We had planned to own and operate EVOS fast food restaurants as a franchisee of EVOS USA, Inc., which has developed a concept of delivering healthy food in fast food restaurants.  We operated only one EVOS restaurant from October 2006 to November 2008.  In November 2008, we opened our second EVOS restaurant.  We were not successful with the EVOS concept and ceased operating those restaurants under the EVOS concept in July 2009.  After briefly operating under a concept known as “Fresh and Fast,” we closed the two restaurants in August 2009.  In March 2009, we opened our first U-Swirl restaurant.  Therefore, there is little historical financial information related to operations available upon which you may base your evaluation of our business and prospects.  The revenue and income potential of our business is unproven.  If we are unable to develop our business, we will not achieve our goals and could suffer economic loss or collapse, in which case you may lose your entire investment.

The frozen yogurt business is highly competitive.

We operate in the frozen yogurt business, which is highly competitive with respect to, among other things, taste, price, food quality and presentation, service, location and the ambiance and condition of the retail outlet.  Our competition includes a variety of locally owned retail outlets, as well as national and regional chains.  Many of our competitors have existed longer and often have a more established brand and market presence with greater financial, marketing, personnel and other resources than us.  Among our main competitors are a number of multi-unit, multi-market concepts, some of which are expanding nationally.  As we expand, our existing cafés may face competition from new retail outlets that begin operating in existing markets.

New companies will likely enter our markets and target our customers, as entry is relatively easy.  For example, additional competitive pressures have come recently from locally owned and operated retail outlets as well as regional and national specialty chains.  These competitors may have, among other things, better brand awareness, more effective marketing and greater capital resources than the Company.

We also expect to compete for locations with fast food restaurants.  Until the U-Swirl name is better recognized, landlords may prefer well-known fast food restaurants over us and we may experience difficulties in securing desirable restaurant locations.

All of these competitive factors may adversely affect us and reduce our sales and profits.

We face risks associated with the expansion of our operations.

The success of our business model depends on our ability to open either company-owned, joint-venture or franchise-owned cafés and on our ability to operate and manage our growing operations.  Our ability to expand successfully will depend upon a number of factors, including the following:

•	the availability and cost of suitable locations for development;

•	the hiring, training, and retention of additional management and café personnel in each local market;

•	obtaining financing and negotiating leases with acceptable terms;

•	managing construction and development costs of new cafés at affordable levels, particularly in competitive markets;

•	the availability of construction materials and labor;

•	securing required governmental approvals (including construction, parking and other permits) in a timely manner;

•	the continued development and implementation of management information systems;

•	competitive factors; and

•	general economic and business conditions.

Increased construction costs and delays resulting from governmental regulatory approvals, strikes, or work stoppages, adverse weather conditions, and various force majeure events may also affect the opening of new cafés.  Moreover, newly opened cafés may operate at a loss for a period following their initial opening.  The length of this period will depend upon a number of factors, including the time of the year the café is opened, the sales volume, and our ability to control costs.

We may not successfully achieve our expansion goals.  Additional cafés that we develop may not be profitable.  In addition, the opening of additional cafés in an existing market may have the effect of drawing customers from and reducing the sales volume of our existing cafés in those markets.

We may not be able to successfully execute a franchising and area developer strategy.

To achieve our expansion goals within our desired timeframe, we have adopted a franchising and area developer model into our business strategy.  We plan to open company-owned frozen yogurt locations and to solicit area developers for our U-Swirl concept.  We may not be successful in attracting franchisees and developers to the U-Swirl concept or identifying franchisees and developers that have the business abilities or access to financial resources necessary to open our U-Swirl locations or to develop or operate successfully our frozen yogurt locations in a manner consistent with our standards.  Incorporating a franchising and area developer model into our strategy has required us to devote significant management and financial resources to prepare for and support the eventual sale of franchises.  If we are not successful in incorporating a franchising or area developer model into our strategy, we may experience delays in our growth, or may not be able to expand and grow our business.

Our expansion into new markets may present increased risks due to our unfamiliarity with those areas and our target customers’ unfamiliarity with the U-Swirl brand.

We plan to launch U-Swirl as a national frozen yogurt chain.  Consumers in any markets we enter will not be familiar with the U-Swirl brand, and we will need to build brand awareness in those markets through significant investments in advertising and promotional activity.  We may find it more difficult in our markets to secure desirable locations and to hire, motivate and keep qualified employees.

We expect to incur losses in the near future, which may impact our ability to implement our business strategy and adversely affect our financial condition.

We expect to significantly increase our operating expenses through the addition of experienced management personnel, by expanding our café development, market planning and development, marketing activities and increasing our level of capital expenditures in order to grow our business.  Such increases in operating expense levels and capital expenditures may adversely affect our operating results if we are unable to immediately realize benefits from such expenditures.  In addition, if we are unable to manage a significant increase in operating expenses, our liquidity will likely decrease and negatively impact our cash flow and ability to sustain operations.  In turn, this would have a negative impact on our financial condition and share price.

We have experienced increased operating expenses as a result of becoming a public company following our initial public offering.  We cannot assure you that we will be profitable or generate sufficient profits from operations in the future.  If our revenues do not grow, we may experience a loss in one or more future periods.  We may not be able to reduce or maintain our expenses in response to any decrease in our revenue, which may impact our ability to implement our business strategy and adversely affect our financial condition.  This would also have a negative impact on our share price.

Food safety and food-borne illness concerns may have an adverse effect on our business.

We dedicate substantial resources to ensure that our customers enjoy safe, quality food products.  However, food-borne illnesses (such as E. coli, hepatitis A, trichinosis or salmonella) and food safety are ongoing issues in the food service industry.  If a food-borne illness or other food safety issues occur, whether at our frozen yogurt cafés or a competitor’s location, it is likely that negative publicity would adversely affect our sales and profitability.  If our customers become ill from food-borne illnesses, we might need to temporarily close our cafés.  Separately, the occurrence of food-borne illnesses or food safety issues could adversely affect the price and availability of affected ingredients and could increase the cost of insurance.

We face risks associated with changes in customer tastes and preferences, spending patterns and demographic trends.

Changes in customer preferences, general economic conditions, discretionary spending priorities, demographic trends, traffic patterns and the type, number and location of competing retail outlets affect the frozen yogurt industry.  Our success depends to a significant extent on consumer confidence, which is influenced by general economic conditions, local and regional economic conditions in the markets in which we operate, and discretionary income levels.  Our sales may decline during economic downturns or during periods of political uncertainty.  Any material decline in consumer confidence or a decline in family “food away from home” spending could cause our sales, operating results, business or financial condition to decline.  If we fail to adapt to changes in customer preferences and trends, we may lose customers and our sales may deteriorate.

All of our company-owned operations are currently concentrated in one geographic area, making us vulnerable to downturns in the local economy.

All of our company-owned cafés are located in southern Nevada.  This concentration of operations in one geographic area makes us vulnerable to downturns in the local economy.  In particular, unemployment rates in the Las Vegas area increased from 5.1% in September 2007 to 13.9% in September 2009 (according to the Nevada Department of Employment, Training and Rehabilitation).  Management believes that this has caused a decline in our sales revenues, as consumers have had less discretionary income.

Changes in food supplies and other operating costs or supply chain and business disruptions could adversely affect our results of operations.

Changes in food and supply costs are a part of our business; any increase in the prices of our key ingredients could adversely affect our operating results.  We are susceptible to increases in costs as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, food safety concerns, product recalls, labor disputes and government regulations.  In addition to food, we purchase electricity, oil and natural gas needed to operate our cafés and suppliers purchase gasoline needed to transport food and supplies to us.  Any significant increase in energy costs could adversely affect our business through higher rates and the imposition of fuel surcharges by our suppliers.  We may choose not to, or be unable to, pass along price increases to our customers.  Additionally, significant increases in gasoline prices could result in a decrease of customer traffic at our cafés.  We rely on third-party distribution companies to deliver food and supplies to our cafés.  Interruption of distribution services due to financial distress or other issues could impact our operations.

Our operating costs also include premiums that we pay for our insurance, such as workers’ compensation, general liability, property and health.  These premiums may increase significantly from time to time, thereby affecting our operating results.

The frozen yogurt business is subject to seasonal fluctuations.

The frozen dessert industry in general experiences decreased sales during the winter months and higher sales during the summer months.  Accordingly, results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year.

We could be party to litigation that could adversely affect us by increasing our expenses or subjecting us to material money damages and other remedies.

We are susceptible to claims filed by customers alleging that we are responsible for an illness or injury they suffered at or after a visit to our cafés.  Should our efforts to franchise the U-Swirl concept be successful, we may also be subject to claims by dissatisfied franchisees.  Regardless of whether any claims against us are valid, or whether we are ultimately held liable, such litigation may be expensive to defend and may divert time and money away from our operations and hurt our performance.  A judgment for significant monetary damages in excess of any insurance coverage could adversely affect our financial condition or results of operations.  Any adverse publicity resulting from these allegations may also adversely affect our reputation, which in turn could adversely affect our results.

Employees may file claims or lawsuits against us based on discrimination or wrongful termination or based upon their rights created by applicable federal or state laws.  These claims or lawsuits could result in unfavorable publicity and could have a material adverse effect on our business.

Compliance with governmental regulations may adversely affect our business operations.

We and our franchisees are subject to various federal, state and local regulations.  Our cafés are subject to state and local licensing and regulation by health, sanitation, food and workplace safety and other agencies.  Requirements of local authorities with respect to zoning, land use, licensing, permitting and environmental factors could delay or prevent development of new cafés in particular locations.

We are subject to the U.S. Americans with Disabilities Act and similar state laws that give civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas.  The expenses associated with any facilities modifications required by these laws could be material.  Our operations are also subject to the U.S. Fair Labor Standards Act, which governs such matters as minimum wages, overtime and other working conditions, family leave mandates and a variety of similar state laws that govern these and other employment law matters.  The compliance costs associated with these laws and evolving regulations could be substantial.

The operation of the franchise system is also subject to franchise laws and regulations enacted by a number of provinces and states and rules promulgated by the U.S. Federal Trade Commission.  Any future legislation regulating our future franchise relationships may negatively affect our operations.  Failure to comply with new or existing franchise laws and regulations in any jurisdiction or to obtain required government approvals could result in a ban or temporary suspension on future franchise sales.

The loss of our officers and directors or our failure to attract and retain additional key personnel could adversely affect our business.

Our success depends largely upon the efforts, abilities, and decision-making of our executive officers and directors.  Although we believe that we maintain a core group sufficient for us to effectively conduct our operations, the loss of any of our key personnel could have an adverse effect on our operations and business development.  At present, we do not have “key-man” life insurance on any of our executive officers.  There can be no assurance that the services of any member of our management will remain available to us for any period of time, or that we will be able to enter into employment contracts with any of our management, or that any of our plans to reduce dependency upon key personnel will be successfully implemented.

The knowledge and expertise of our officers and directors are critical to our operations.  There is no guarantee that we will be able to retain our current officers and directors, or be able to hire suitable replacements in the event that some or all of our current management leaves our company.  If we lose key members of our staff, or if we are unable to find suitable replacements, we may not be able to maintain our business and might have to cease operations, in which case you might lose all of your investment.

As a public company, we are subject to complex legal and accounting requirements that require us to incur substantial expense and expose us to risk of non-compliance.

As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies.  The cost of compliance with many of these requirements is substantial, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company.  Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence, delisting of our securities, and governmental or private actions against us.  We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis our privately held competitors as well as our larger public competitors.

The Sarbanes-Oxley Act of 2002 may make it difficult for us to retain or attract qualified officers and directors.

The Sarbanes-Oxley Act of 2002 and new rules and regulations issued thereunder by the Securities and Exchange Commission may deter qualified individuals from accepting positions as directors or officers.

Risks Related to Investment in Our Securities

While warrants are outstanding, it may be more difficult to raise additional equity capital.

During the term that the Class C warrants and our other warrants are outstanding, the holders of those warrants are given the opportunity to profit from a rise in the market price of our common stock.  We may find it more difficult to raise additional equity capital while these warrants are outstanding.  At any time during which these public warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms from other sources.

If we issue shares of preferred stock, your investment could be diluted or subordinated to the rights of the holders of preferred stock.

Our Board of Directors is authorized by our articles of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series without any further vote or action by our stockholders.  Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights.  Although we have no plans to issue any shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock, any such action by our Board of Directors or issuance of preferred stock by us could dilute your investment in our common stock and warrants or subordinate your holdings to the shares of preferred stock.

Future issuances or sales, or the potential for future issuances or sales, of shares of our common stock may cause the trading price of our securities to decline and could impair our ability to raise capital through subsequent equity offerings.

Future sales of a substantial number of shares of our common stock or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common stock and our Class C and other warrants to decline, and could materially impair our ability to raise capital through the sale of additional securities.

If we do not maintain an effective registration statement or comply with applicable state securities laws, you may not be able to exercise the Class C warrants.

For you to be able to exercise the Class C warrants, the shares of our common stock to be issued to you upon exercise of the warrants must be covered by an effective and current registration statement and qualify or be exempt under the securities laws of the state or other jurisdiction in which you live.  We cannot assure you that we will continue to maintain a current registration statement relating to the shares of our common stock underlying the Class C warrants.  If at their expiration date the warrants are not currently exercisable, the expiration date will be extended for 30 days following notice to the holders of the warrants that the warrants are again exercisable.  If we cannot honor the exercise of warrants, and the securities underlying the warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the warrants.  In summary, the company and you may encounter circumstances in which you will be unable to exercise the Class C warrants.  In those circumstances, we may, but are not required to, redeem the warrants by payment in cash.  Consequently, there is a possibility that you will never be able to exercise the Class C warrants, and that you will never receive shares or payment of cash in settlement of the warrants.  This potential inability to exercise the Class C warrants, and the possibility that we will never elect to settle warrants in shares or cash, may have an adverse effect on demand for the warrants and the prices that can be obtained from reselling them.

There is, at present, only a limited market for our common stock and no market for the units or the Class C warrants being offered  hereby, and there is no assurance that an active trading market for any of these securities will develop.

Although our securities are currently quoted on the OTC Bulletin Board and we intend to quote our units and Class C warrants on the OTC Bulletin Board, at any time, our common stock, units or Class C warrants may be thinly traded. To the extent that is true, an investor may not be able to liquidate his or her investment without a significant decrease in price, or at all.

The application of the “penny stock” rules to transactions in our securities could limit the trading and liquidity of our securities, adversely affect the market price of our securities and impose additional costs on transactions involving our securities.

Trades of our securities are subject to Rule 15g-9 promulgated by the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), which imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The Securities and Exchange Commission also has other rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on a national securities exchange, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the penny stock rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements have the effect of reducing the level of trading activity for our securities. As a result of the foregoing, investors may find it difficult to sell their securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties.  These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives.  In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate” and “estimate,” the negative of these words or other comparable words.  These statements are only predictions.  You should not place undue reliance on these forward-looking statements.  The forward-looking statements are qualified by their terms and/or important factors, many of which are outside our control, and involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made.  The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described in “Risk Factors,” not all of which are known to us.  Neither we nor any other person assumes responsibility for the accuracy or completeness of these statements.  We will update this prospectus only to the extent required under applicable securities laws.  If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.  Since our common stock is considered a “penny stock”, we are ineligible to rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act.

USE OF PROCEEDS

We estimate that, at a per unit price of $____, the net proceeds from the sale of the 3,700,000 units in this offering will be approximately $___________, after deducting the estimated underwriting discount of $_______ and estimated offering expenses of approximately $________.

We intend to expand the U-Swirl concept by opening additional cafés in other parts of the United States.  These new cafés may be built, operated and owned by us as company-owned cafés, by others pursuant to franchise or license agreements, or by us with other parties in one or more joint venture arrangements, or through a combination of these methods.  As of the date of this prospectus, we do not have any agreements or understandings with respect to any joint venture arrangements.  We expect to use the net proceeds as follows over the next 12 to 18 months:

	Amount	Percentage
Café development (1)	$3,200,000	71.1%
Marketing (2)	300,000	6.7%
Franchise development (3)	150,000	3.3%
Working capital	850,000	18.9%
TOTAL	$4,500,000	100.0%
_______________________
(1)	Costs of opening additional cafés as company-owned efforts and/or joint venture efforts and includes cost of tenant improvements (net of allowances), equipment, smallwares and operating supplies.

(2)	Ongoing marketing, advertising and promotional campaigns.

(3)	Training, supporting, and monitoring franchise owners.

The foregoing information is an estimate based on our current business plan.  We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.  Pending these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing securities.

DIVIDEND POLICY

We have not declared or paid any dividends on our common stock.  We do not intend to declare or pay any dividends on our common stock in the foreseeable future, but rather to retain any earnings to finance the growth of our business.  Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual and legal restrictions and other factors the board of directors deems relevant.

CAPITALIZATION

The following table is derived from our financial statements as of September 30, 2009, which are set forth elsewhere in this prospectus and sets forth our:

•	Actual capitalization as of September 30, 2009; and

•
Pro forma capitalization as of September 30, 2009 after giving effect to the issuance of 94,242 shares for services valued at $151,261, the sale of 141,000 shares for $176,250, the issuance of 21,244 shares to satisfy an obligation in the amount of $26,555, and the sale of 3,700,000 units at the initial public offering price of $____ per unit, less the underwriting discount and estimated offering expenses.

	September 30, 2009
	Actual	Pro forma
Debt	$-		$-

Stockholders’ Equity
Preferred stock, $0.001 par value; 25,000,000 shares authorized; no shares issued or outstanding	$-		$-
Common stock, $0.001 par value; 100,000,000 shares authorized; 2,523,350 shares issued and outstanding September 30, 2009 actual; 6,479,836 shares issued and outstanding pro forma as adjusted	2,523		6,480
Additional paid-in capital1	6,835,653
Stock subscriptions receivable	(150)		(150)
Compensation payable in stock	21		-
Accumulated deficit	(4,463,272)		(4,463,272)
Total Stockholders’ Equity	$2,374,775	$
______________________

1
Additional paid-in capital includes the value of the detachable warrants sold with the Units, which are accounted for as equity instruments.  We estimate the fair value of the Class C Warrants to be $__________.  We have computed the estimated fair value of the warrants using the Black-Scholes-Merton Fair Value Computation Method based on a $____ per share stock price and the $____ per share exercise price, with the following additional assumptions:  expected life – 5 years; risk-free interest rate – 2.61%; annual rate of quarterly dividends – 0.00%; and volatility – 45%.  Accordingly, upon the sale of the Units, we will allocate the net offering proceeds as follows:  Common Stock - $3,700; Additional paid-in capital common stock - $_________; and Additional paid-in capital C Warrants - $_________.

This table should be considered in conjunction with the sections of this prospectus captioned “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the financial statements and related notes included elsewhere in this prospectus.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Shares of our common stock are quoted on the OTC Bulletin Board under the symbol “HFFI.”  Our units began trading on March 19, 2008, under the symbol “HFFIU.”  Each unit consisted of one share of common stock, one redeemable Class A warrant, and two non-redeemable Class B warrants, each warrant to purchase one share of common stock.  The common stock and warrants traded as a unit for 30 days from March 19, 2008 to April 17, 2008, after which the common stock and warrants began trading separately.

The following table sets forth the range of high and low bid quotations for our common stock for each fiscal quarter for the fiscal year ended December 31, 2008, and for the fiscal year ending December 31, 2009.  These quotations reflect inter-dealer prices without retail mark-up, markdown, or commissions and may not necessarily represent actual transactions.

	Bid Prices ($)
	High	Low
2008 Fiscal Year:
June 30, 2008	$4.50	$3.10
September 30, 2008	$3.00	$1.75
December 31, 2008	$1.75	$0.55

2009 Fiscal Year:
March 31, 2009	$0.75	$0.35
June 30, 2009	$0.95	$0.35
September 30, 2009	$1.90	$0.85
December 31, 2009	$	$

On December 28, 2009, the closing bid price for the common stock on the OTCBB was $1.40 per share.  As of November 12, 2009, there were 97 record holders of our common stock.

DILUTION

If you invest in our units, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this offering.  For purposes of the dilution computation and the following tables, we have allocated the full purchase price of a unit to the share of common stock included in the unit and nothing to the warrants included in the unit; allocation of value to the warrants would result in less dilution to the new investors who purchase units in this offering.  Our net tangible book value as of September 30, 2009 was $280,019, or $0.11 per share of outstanding common stock.  As adjusted for the completion of our private placement in November 2009 and issuance of shares for services through December 31, 2009, our net tangible book value as of September 30, 2009 was $456,269 or $0.16.  Without giving effect to any changes in the net tangible book value after September 30, 2009 other than the completion of the private placement in November 2009, the issuance of shares for services through December 31, 2009 and the sale of 3,700,000 units in this offering at the public offering price of $____ per unit, our pro forma net tangible book value as of September 30, 2009 was $________ or $____ per share of outstanding capital stock.  Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of our units in this offering and the net tangible book value per share of our capital stock immediately afterwards.  This represents an immediate increase of $____ per share of capital stock to existing stockholders and an immediate dilution of $____ per share of common stock to the new investors, or approximately __% of the assumed initial public offering price of $____ per share.  The following table illustrates this per share dilution:

Initial price to public		$
Net tangible book value as of September 30, 2009, as adjusted for completion of private placement in November 2009 and issuance of shares for services through December 31, 2009	$0.17
Increase in net tangible book value per share attributable to new investors
As adjusted net tangible book value per share after this offering
Dilution in net tangible book value per share to new investors		$

If the underwriters’ over-allotment option is exercised in full, dilution per share to new investors would be $____ per share of common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and the related notes included in this prospectus.  This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ significantly from those projected in the forward-looking statements as a result of many factors, including those discussed in “Risk Factors,”  “Business” and elsewhere in this prospectus.

History and Overview

Healthy Fast Food, Inc. (the “Company”) was incorporated under the laws of the state of Nevada on November 14, 2005 to own and operate EVOS fast food franchises.

Shortly after signing a franchise agreement in December 2005 to operate an EVOS restaurant in Henderson, Nevada, we engaged in a private placement to raise the capital necessary to open the restaurant.  We sold 300,000 shares of common stock in the private placement, resulting in net proceeds of $544,878.  These proceeds, together with loans from related parties, were used to build out, open and operate the restaurant, which opened in October 2006.

In December 2006, we entered into an area representative agreement that gave us the exclusive right to develop EVOS restaurants in a 12-state territory.  To maintain our exclusivity in the territory, we were required to open a minimum number of restaurants within certain timeframes through 2016.  These restaurants could be opened by us or by franchise owners that we identified and solicited.  From December 2006 to June 2007, we engaged in a second private placement of 389,450 shares of common stock, resulting in net proceeds of $1,552,127.  These proceeds were used to repay related party loans, pay some of the expenses of our initial public offering, fund our efforts to solicit franchise owners for our territory, and open another restaurant.

In March 2008, we completed an initial public offering of 1,000,000 units, each unit consisting of one share of common stock, one Class A warrant and two Class B warrants, resulting in gross proceeds of $5,100,000 and net proceeds of $4,002,840.  The net proceeds of the offering were intended to be used to open company-owned EVOS restaurants in the Las Vegas metropolitan statistical area (the “Las Vegas MSA”) during the following 12 to 18 months, as well as for marketing expenses, franchise development and working capital.  We opened our second restaurant in the Las Vegas MSA in December 2008, and our EVOS sub-franchisee in California opened its first restaurant in November 2008.

After experiencing continued operating losses with our EVOS restaurants, we decided to diversify into another healthy fast food concept and acquired the worldwide rights to U-Swirl Frozen Yogurt (“U-Swirl”) on September 30, 2008.  We intend to build and operate cafés to be owned and operated by us (“company-owned”) and to franchise to others the right to own and operate U-Swirl cafés pursuant to either (a) a license agreement as a U-Swirl licensee, (b) a franchise and area development agreement as a U-Swirl franchisee, or (c) a joint venture agreement as a U-Swirl joint-venture partner.

We opened our first company-owned U-Swirl café in the Las Vegas MSA in March 2009, and we have since developed four more company-owned cafés in the Las Vegas MSA.  In addition, the original U-Swirl café in Henderson, Nevada, continues to operate as a franchisee.

In July 2009, we entered into a franchise agreement for a café in Reno, Nevada, which opened in October 2009.  In addition, we have signed an area development agreement for the development of a minimum of three cafés in the Phoenix metropolitan statistical area by November 2010 and a total of 23 cafés during the ten-year term of the agreement.

Results of Operations

Year Ended December 31, 2008.  For the year ended December 31, 2008, our EVOS restaurants generated $631,795 in sales, as compared to $970,163 for the prior year. Management believes that the decline in sales revenues reflected the downturn in the local economy, as unemployment rates in the Las Vegas area increased from 5.1% in September 2007 to 8.8% in December 2008.

Our restaurant operating costs were $929,193, or 147% of net sales revenues, resulting in a restaurant operating loss of $297,398.  During the 2007 fiscal year, restaurant operating costs were 102% of net revenues and we lost $16,037 on our restaurant operations.  Part of the increase in restaurant operating costs as a percentage of net sales revenues is due to the fact that some of the restaurant operating costs are fixed, such as salaries for our director of operations and our director of training and occupancy costs.  These costs do not fluctuate with restaurant sales.  Restaurant operating costs for the 2008 period reflect the increased royalty rate of 4.5% that went into effect beginning April 2008.  We paid a 5.5% royalty on gross revenues from the date the restaurant opened in October 2006 through March 30, 2007 and a 3.5% royalty from April 2007 through March 2008.

We generated our first franchise royalties and fees in 2008, as a result of soliciting a franchisee for the new restaurant location within our 12-state territory.  The $33,663 recognized during 2008 represents 50% of the royalties and fees paid to EVOS USA, Inc.

For the 2008 fiscal year, general and administrative expense increased by $168,269 (77%) due to hiring an internal bookkeeper, increased legal fees, audit fees, transfer agent fees, officers and directors insurance and a general increase in the overall overhead of operating a public company.  The largest components of general and administrative expenses for the 2008 period were legal fees ($78,298), audit fees ($65,900), insurance costs ($56,687), and administrative salaries and payroll taxes ($32,009).  Legal fees also increased as we prepared a franchise disclosure document for our U-Swirl Frozen Yogurt concept during the last quarter of 2008.

Officer compensation for 2008 decreased by $83,508 (21%), due primarily to the stock options granted to officers in the 2007.  No options were granted in 2008.

The increase in investor relations fees of $184,740 (100%) is due to a contract entered into in February 2008, which requires monthly fees of $7,500.  In addition, we issued a warrant to the investor relations firm to purchase 60,000 units, which was valued at $101,342.

We incurred a $180,000 expense resulting from the acquisition of the U-Swirl Frozen Yogurt concept.  We issued 100,000 shares of our common stock to the owners of the concept.  The shares were valued at $180,000, based on the fair market value of the stock on the date of acquisition.  This entire amount was expensed as intellectual property acquired from related parties because the owners of the concept are grandchildren of our chief executive officer.

Due to our decision to terminate our relationship with EVOS USA, Inc., we have taken an impairment loss on our prepaid franchise fees in the amount of $217,500.

As a result of the above, our net loss for the 2008 fiscal year was $1,603,166, as compared to a loss of $736,381 for 2007.

Nine Months Ended September 30, 2009.  For the nine months ended September 30, 2009, our U-Swirl cafés generated $910,603 in sales.

Our café operating costs, including pre-opening expenses attributable to training, supplies and various grand-opening promotions including product giveaways, were $671,343, or 74% of net sales revenues, resulting in café operating profit of $239,260.

Marketing and advertising expenses were $106,145 for the 2009 period as compared to $28,735 for the 2008 period, as we opened six company-owned U-Swirl cafés during that time.

For the nine months ended September 30, 2009, general and administrative expense increased by $234,465 (135%) due to increased U-Swirl operations.  The largest components of general and administrative expenses for the nine months ended September 30, 2009 were accounting fees ($25,295), administrative salaries and payroll taxes ($24,921), consulting fees ($55,666), insurance ($24,348), licenses, permits and fees ($20,016), legal fees ($84,650), office and postage expenses ($19,042) and supplies ($63,802).

Officer compensation for the nine months ended September 30, 2009 increased by $172,097 (140%), as we paid salaries to all of our officers during the nine months ended September 30, 2009.

We discontinued the services of our investor relations firm in December 2008, and there were no investor relations fees paid in 2009.  We incurred $154,740 of investor relations fees in 2008, as we hired a financial public relations firm in conjunction with our becoming a public company.  Of this amount, $101,342 was the value of warrants to purchase 60,000 units issued to the public relations firm as part of its compensation.

The increase in depreciation and amortization expense of $81,436 reflects our increased base of leasehold improvements, property and equipment due to the operation of the new cafés.

We owned and operated two fast food restaurants located in Henderson and Las Vegas, Nevada under the “Fresh and Fast” concept.  The restaurants were formerly operated under franchise rights and “EVOS” branding purchased from EVOS USA, Inc.  Effective March 1, 2009, we notified EVOS USA, Inc. of our intent to terminate the franchise and area development agreements.  Effective July 1, 2009, we ceased conducting business under the EVOS USA, Inc. franchise and area development agreements and converted the restaurants to the “Fresh and Fast” concept.  Effective August 1, 2009, we determined to cease conducting business under the “Fresh and Fast” concept altogether in order to focus on our U-Swirl Yogurt concept, and have accordingly accounted for the “Fresh and Fast” concept divestiture as “discontinued operations.”  We wrote off all of our assets related to the EVOS restaurant concept, resulting in a loss of $1,155,053, as compared to a loss of $270,249 for the 2008 period.

As a result of the above, our net loss for the nine months ended September 30, 2009 was $1,786,228, as compared to a loss of $892,019 for the comparable 2008 period.

Liquidity and Financial Condition

As of December 31, 2008.  At December 31, 2008, we had working capital of $3,297,263 and cash of $3,335,740, as a result of completing our initial public offering in March 2008.  Working capital and cash at December 31, 2007 were $500,035 and $604,118, respectively.

We received net proceeds of $4,002,840 from the initial public offering.  During the 2008 fiscal year, we used $674,832 for investing activities, of which $479,232 was used for the purchase of fixed assets and $140,000 was paid to EVOS USA, Inc. for the extension of our build-out deadline.  As we had a net loss of $1,603,166, operating activities used cash of $924,018.  The principal adjustments to reconcile the net loss to net cash used by operating activities were the loss on impairment of prepaid franchise fees of $217,500, share-based compensation of $101,342 as a result of a warrant issued to our investor relations firm, and $180,000 for the shares issued to acquire the U-Swirl Frozen Yogurt concept.

As of September 30, 2009.  At September 30, 2009, we had working capital of $587,591 and cash of $725,916.  Working capital and cash at December 31, 2008 were $3,297,262 and $3,335,740, respectively.  The decrease in working capital was due to our loss for the nine-month period and the purchase of fixed assets for our five U-Swirl cafés.  Leasehold improvements, property and equipment increased from $879,435 at December 31, 2008, to $1,900,834 at September 30, 2009.

During the nine months ended September 30, 2009, we used $1,918,287 for the purchase of fixed assets and $103,172 for deposits in connection with the opening of U-Swirl cafés.  During the nine months ended September 30, 2008, we used $379,980 for investing activities, of which $239,980 was used for the purchase of fixed assets and $140,000 was paid to EVOS USA. As we had a net loss of $1,786,228 in 2009, operating activities used cash of $573,797 as compared to $573,145 in 2008.

Contractual Obligations

The following table summarizes our obligations and commitments to make future payments for the periods specified as of September 30, 2009:
	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Capital lease obligations	$16,055	$4,649	$5,320	$6,086	$--
Operating lease obligations	1,590,878	363,238	928,165	218,601	80,874
Total	$1,606,933	$367,887	$933,485	$224,687	$80,874

Plan of Operations

In addition to the obligations disclosed in the above table, we expect to spend additional amounts to open U-Swirl cafés during the fiscal year ending December 31, 2010.  We have allocated a substantial portion of the proceeds from this offering for this purpose.  As indicated above, these new cafés may be built, operated and owned by us as company-owned cafés, by others pursuant to franchise or license agreements, or by us with other parties in one or more joint venture arrangements, or through a combination of these methods.  We plan to have 30 to 50 U-Swirl cafés operating by the end of 2010.  The expansion of our network of U-Swirl cafés will require the addition of experienced personnel and infrastructure to support and operate the network properly.  Accordingly, we have allocated a portion of the proceeds of this offering for working capital.

Summary of Significant Accounting Policies

Inventories.  Inventories consisting of food, beverages and supplies are stated at the lower of cost or market, including provisions for spoilage commensurate with known or estimated exposures which are recorded as a charge to cost of sales during the period spoilage is incurred.  As of December 31, 2008, inventories consisted of food and beverages ($17,152) and non-foods ($26,298).  We did not incur any significant charges to cost of sales for spoilage during fiscal 2008 or 2007.  As of September 30, 2009, inventories consisted of food and beverages ($26,481) and non-foods ($48,011).

Leasehold improvements, property and equipment.  Leasehold improvements, property and equipment are stated at cost less accumulated depreciation.  Expenditures for property acquisitions, development, construction, improvements and major renewals are capitalized.  The cost of repairs and maintenance is expensed as incurred.  Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are generally 5 to 10 years.  Leasehold improvements are amortized over the shorter of the lease term, which generally includes reasonably assured option periods, or the estimated useful lives of the assets.  Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected gain or loss from operations.

We periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment.  We use an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Deposits.  At December 31, 2008, deposits consisted of the $151,617 in security deposits for multiple locations, of which $87,604 was paid and $64,013 (in connection with our Henderson restaurant property lease) was unpaid.  At September 30, 2009, deposits were $108,572.  All deposits are carried at the lower of fair value or cost.

Franchise fees.  Franchise fees paid to EVOS USA, Inc. are stated at cost.  Amortization of the franchise fees is calculated based on the straight-line method over the ten-year useful life of the franchise agreement.  In accordance with SFAS 142, paragraph 11, the useful life of an intangible asset is determined by the period over which the asset is expected to contribute either directly or indirectly to our future cash flows.  Franchise renewal fees are also recorded at cost and amortized over the useful life of the renewal term.  Upon closing or disposal of a restaurant, the accounts will be relieved of cost and accumulated amortization and the related gain or loss will be reflected in income from continued operations.  As of December 31, 2008, franchise fees consisted of $13,621 net of $3,879 of accumulated amortization.  As of September 30, 2009, franchise fees were written off as part of the loss from discontinued operations.

Prepaid franchise fees.  Prepaid franchise fees consisted entirely of the advances and payments made to EVOS USA, Inc. in connection with our entering into the Area Representative Agreement in December 2006.  We had the right to develop and operate an additional 12 EVOS restaurants without paying additional franchise fees.  As we opened new restaurants, a proportional amount of prepaid franchise fees were to be capitalized to franchise fees and amortized over the useful life of the franchise agreement in accordance with SFAS 142, paragraph 11.

On February 29, 2008, we paid EVOS USA, Inc. $140,000 to extend our build-out requirements pursuant to the Area Representative Agreement from five restaurants due by May 31, 2008 to five restaurants due initially by December 1, 2008, but later extended to March 1, 2009 (without additional cost to us).  The effect of the cash paid for the extension is to increase the prepaid franchise fees for 12 restaurants from $6,458 per restaurant to $18,125 per restaurant.

During the quarter ended March 31, 2009, we determined to terminate our relationship with EVOS USA, Inc. and abandon our Area Representative Agreement.  We also determined that the viability of the EVOS concept and franchise model was questionable enough to abandon the concept altogether.  Accordingly, we determined to impair our prepaid franchise fees and recorded a loss totalling $217,500 as of December 31, 2008.

Revenue, discounts and expense recognition.  Revenue from restaurant/café sales is recognized when food and beverage products are sold.  We reduce revenue by sales returns and sales discounts.

Continuing service fees and royalties will be recognized in the period in which they are earned.  Franchise fee revenue is recognized and fully earned upon the completion of our commitment to train franchisees.  SFAS 45, paragraphs 5(a)-(c), stipulate that initial franchise fee revenue from a franchise sale should be recognized when the franchiser has substantially performed or satisfied all material services or conditions relating to the sale.  Substantial performance has occurred when the franchiser has: (a) no remaining obligations or intent to refund any cash received or to forgive any unpaid notes or receivables; (b) performed substantially all of the initial services required by the franchise agreement (such as providing assistance in site selection, obtaining facilities, advertising, training, preparing operating manuals, bookkeeping, or quality control); and (c) met all other material conditions or obligations.  We believe that completion of our training commitment satisfies the “substantial performance” definition outlined above.  We recognized $18,450 and $0 in franchise fee revenue attributable to the EVOS restaurants during fiscal 2008 and 2007, respectively.  We recognized $15,000 and $0 in franchise fee revenue attributable to the U-Swirl café during the nine months ended September 30, 2009 and 2008, respectively.

Costs and expenses are recognized during the period in which they are incurred.

Recently Issued Accounting Pronouncements

EITF No. 07-05 – In June 2008, the Financial Accounting Standards Board (“FASB”) ratified the consensus reached in Emerging Issues Task Force (“EITF”) Issue No. 07-05, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock.  EITF Issue No. 07-05 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities.  EITF Issue No. 07-05 is effective for financial statements issued for fiscal years beginning after December 15, 2008.  Early adoption for an existing instrument is not permitted.  We do not expect the adoption of EITF Issue No. 07-05 will have a material impact on our financial statements.

FSP No. 142-3 – In April 2008, the FASB issued FASB Staff Position (“FSP”) No. 142-3, Determination of the Useful Life of Intangible Assets.  FSP No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets.  FSP No. 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008.  Early adoption is prohibited.  We do not expect the adoption of FSP No. 142-3 will have a material impact on our financial statements.

SFAS No. 161 – In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, which is effective January 1, 2009.   SFAS No. 161 requires enhanced disclosures about derivative instruments and hedging activities to allow for a better understanding of their effects on an entity’s financial position, financial performance, and cash flows.  Among other things, SFAS No. 161 requires disclosure of the fair values of derivative instruments and associated gains and losses in a tabular format.  Since SFAS No. 161 requires only additional disclosures about our current derivatives and hedging activities, the adoption of SFAS No. 161 will not affect our financial position or results of operations, should we acquire derivatives in the future.

SFAS No. 141(R) and SFAS No. 160 – In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements.  SFAS No. 141(R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquired entity at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired.  SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary should be reported as equity in the financial statements.  The calculation of earnings per share will continue to be based on income amounts attributable to the parent.  SFAS No. 141(R) and SFAS No. 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008.  Early adoption is prohibited.  We do not expect the adoption of SFAS No. 141(R) and SFAS No. 160 will have a material impact on our financial statements.

SFAS No. 157 and FSP No. 157-2 – In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in accordance with U.S. generally accepted accounting principles and expands disclosures about fair value measurements.  For financial assets and liabilities, SFAS No. 157 was effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  In February 2008, the FASB issued FSP No. 157-2, which delays the effective date of SFAS No. 157 one year for all nonfinancial assets and nonfinancial liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis.  FSP 157-2 is effective for us beginning October 1, 2008.  In accordance with FSP 157-2, we may measure the remaining assets and liabilities beginning the first quarter of 2009.  We do not expect the adoption, if required, of SFAS No. 157, as amended by FSP 157-2, will have a material impact on our financial statements.

BUSINESS

Overview

We are in the business of offering consumers a healthy alternative for meals and snacks.  We are launching a national chain of self-serve frozen yogurt cafés called U-Swirl Frozen Yogurt and are franchising this concept.  We intend to build and operate cafés to be owned and operated by the Company (“company-owned”) and to franchise to others the right to own and operate U-Swirl cafés pursuant to either (a) a license agreement as a U-Swirl licensee, (b) a franchise and area development agreement as a U-Swirl franchisee, or (c) a joint venture agreement as a U-Swirl joint-venture partner.

We currently own and operate five U-Swirl Frozen Yogurt cafés in the Las Vegas metropolitan area, and have two franchised locations currently in operation in Reno and Henderson, Nevada.  U-Swirl allows guests a broad choice in frozen yogurt by providing up to 20 non-fat flavors, including tart, traditional and no sugar-added options and more than 60 toppings, including seasonal fresh fruit, sauces, candy and granola.  Guests serve themselves and pay by the ounce instead of by the cup size.  Similar to a coffee shop hang out, locations are furnished with couches and tables and patio seating and provide free Wi-Fi access.

We acquired the U-Swirl Frozen Yogurt concept in September 2008 from U Create Enterprises (formerly U-Swirl Yogurt, Inc.), which is owned by the grandchildren and family of Henry E. Cartwright, our President, in consideration for 100,000 restricted shares of our common stock.  U Create Enterprises continues to operate its frozen yogurt café in Henderson, Nevada, as our franchisee.  No franchise fees or royalties are charged with respect to this location, as U Create Enterprises permits us to use the location as a training facility.

We opened our first company-owned U-Swirl location in Las Vegas, Nevada, in March 2009, and currently there are seven U-Swirl cafés that have been opened including five company-owned cafés and two franchisee-owned cafés.  We plan to have 30 to 50 U-Swirl cafés operating by the end of 2010.

We issued a Franchise Disclosure Document (the “FDD”) in November 2008 and filed it in certain states which require filing.  In July 2009, we entered into a franchise agreement for a café in Reno, Nevada, which opened in October 2009.  In addition, we have signed an area development agreement for the development of a minimum of three cafés in the Phoenix metropolitan statistical area by November 2010 and a total of 23 cafés during the ten-year term of the agreement.

Industry Background

We believe that there is an increasing awareness among consumers of the connection between diet and good health, and as a result, demand for high-quality healthy foods, in particular healthy fast foods, is increasing.  We believe U-Swirl cafés will be able to take advantage of this growing demand for healthy food by focusing on foods with lower-fat, higher nutritional content and wholesome, natural food ingredients.

According to The U.S. Market for Ice Cream and Related Frozen Desserts report published in December 2007 by Packaged Facts (the “Packaged Facts Report”), the frozen dessert industry is a large and growing industry.
•	Historical sales: In 2007, the frozen dessert industry reported:
•	$23.3 billion in sales of frozen yogurt, ice cream, frozen novelties, sherbet, sorbet and water ice combined;
•	$1.6 billion in sales for frozen yogurt alone;
•	For the period from 2003 – 2007, the frozen yogurt category recorded the highest compound annual growth rate (“CAGR”) at 4.1%; and
•	85% of frozen yogurt is sold in food service venues with the remaining 15% sold in retailers such as supermarkets, drugstores, convenience stores and other retailers.

•
Projected growth from 2007 – 2012:  During the period, the Packaged Facts Report projects significant industry growth in the food service distribution channel (scoop shops, restaurants, fast food outlets, vending machines, pushcarts and institutions) with CAGR’s of:

•	3.7% for ice cream; and
•	11.6% for frozen yogurt.
•	Frozen yogurt industry share: Packaged Facts Report projects that frozen yogurt will experience a 10.5% CAGR from 2007 through 2012.

We believe that women and children/young adults comprise our targeted market.

Competition

We believe that each of the following frozen yogurt franchises may provide competition to U-Swirl:
•	TCBY – almost 900 locations worldwide; not self-serve
•	Pinkberry – over 75 locations in California, New York and Texas; not self-serve
•	Golden Spoon – approximately 100 locations in Arizona, California, Idaho, Nevada and Utah; not self-serve
•	Red Mango – approximately 60 locations in Arizona, California, Hawaii, Illinois, Indiana, Massachusetts, Minnesota, Nevada, New Jersey, New York, Ohio, Texas, Utah and Washington; not self-serve
•	Yogurtland – approximately 60 locations in Arizona, California, Hawaii, Nevada, and Texas; self-serve

Many of these competitors have significant competitive advantages over the Company in terms of operating histories, number of locations in operation, number of franchisees and area developers, capital and human and other resources.  There are also numerous retail outlets offering frozen yogurt that are independently owned and operated.  We compete not only for customers, but also for management and hourly personnel, suitable real estate sites, investment capital and qualified franchisees.  Further, the food service/restaurant industry is often affected by changes in consumer tastes; national, regional or local economic conditions; currency fluctuations; demographic trends; traffic patterns; the type, number and location of competing food retailers and products; and disposable purchasing power.  Accordingly, there can be no assurances that the Company can or will be able to successfully compete at a level to achieve our goals.

We have designed U-Swirl cafés to be distinguishable from other frozen yogurt retail outlets by offering the following:
•	inside seating for 50 people and outside patio seating, where feasible and appropriate;
•	spacious surroundings of 1,600 to 2,400 square feet;
•	16 to 20 flavors of frozen yogurt;
•	more than 60 toppings; and
•	self-serve format allowing guests to create their own favorite snack.

Management believes that these characteristics may provide us with the ability to compete successfully in this industry.

Growth Strategy

The Company’s growth strategy is to maximize its market share and market penetration through the development of company-owned, franchise-owned and joint-venture cafés.  Based on an analysis of population statistics, the Company believes that an estimated 3,000 U-Swirl cafés could be opened in the United States.  These estimates are based on a variety of factors including total population, population density, drive-time and other factors related to consumer convenience, consumer demand, local market competition and other relevant factors.  In addition, we believe that foreign markets represent expansion opportunities as well.

There can be no assurances that we can or will be able to successfully develop and operate the estimated 3,000 potential cafés in the United States.  Similarly, other risk factors identified herein could adversely impact our ability to fully develop the forecasted market opportunity.

Franchise Marketing

Our marketing strategy for establishing multi-unit franchises is initially to contact individuals or entities that have previously developed franchises with our management team in other concepts.  We intend to leverage established relationships and to create new relationships with management teams with the proper knowledge, experience, and access to financial resources necessary to successfully develop and operate a U-Swirl franchise in a timely fashion.  We believe that we have an advantage in franchise development because the people we have targeted have worked successfully with our management team in the past, shortening the learning curve and accelerating entry to the market.  Specifically, Henry Cartwright, our President and Chief Executive Officer, founded Major Video Corp. in 1982 and served as its Chairman of the Board until January 1989 when it merged with Blockbuster Entertainment Corporation.  During his tenure, Major Video had over 20 multiple unit franchisees in 28 states and Canada.  Prior to Major Video, Mr. Cartwright had similar management responsibilities with franchised concepts such as Taco Boy, a Mexican fast food company; Olde English Fish and Chips; Mom’s Ice Cream; and Pizza Hut.  In addition, other members of our executive management team including our officers and directors have significant executive management experience with industry leaders including Blockbuster Entertainment, Papa John’s, Hallmark and others.

We are seeking individuals or groups with the skills and financial strength to operate multi-unit franchise organizations within specific geographic territories.  We anticipate a franchise territory will consist of areas that are either cities or counties depending on population.

We will consider the skills and investment capital that each potential multiple franchise owner presents to determine the size and nature of the territory and the minimum number of U-Swirl locations that the franchise owner will be required to maintain in the territory in order keep the exclusive rights to that territory.  We consider the appropriate number of locations in an area to be one café per 100,000 people and then set the minimum number of locations at half the amount.  For example, a negotiated territory with a population of 2,000,000 should support 20 U-Swirl cafés and a franchisee of that territory would be required to open a minimum of 10 cafés over 5 years to maintain exclusivity.  Franchisees will not be restricted from opening additional cafés beyond the minimum for their territory.

Area Development Agreements

We have elected to pursue a development strategy focused, where appropriate, on the execution of area development agreements (“ADAs”) with qualified area developers that possess, or have the ability to secure in a timely manner, the experience, knowledge and abilities, established market knowledge and relationships, capital resources, and the skills necessary to develop multiple locations in a market.  Prior to the execution of an ADA, we determine the minimum number of cafés that must be developed within a territory.  A territory will consist of one or more metropolitan or micropolitan1 statistical areas.  A standard form ADA generally provides for the following:
•	Term: Until the end of the development schedule, generally ten years;
•	Development Exclusivity: The ADA provides for limited and conditional development exclusivity for the area covered by the ADA. The exclusivity does not apply to:
_________________________

1 As defined by the United States Census Bureau, a micropolitan area is the area (usually a county or grouping of counties) surrounding and including a core city with population between 10,000 and 49,999 (inclusive). Suburbs of metropolitan areas are generally not considered to be micropolitan core cities, although they can be if they are in another county from the metropolitan core.

•	Non-Traditional café types (such as shopping mall food court or airport locations)
•	Cafés acquired by the Company pursuant to a merger or acquisition;
•
Minimum Development Required:  A standard form ADA requires the area developer to develop a pre-determined number of locations within the territory on an annual basis for each year during the term of the ADA; and

•	Rights of Renewal: The ADA may be renewed if the area developer has not committed a material breach of the ADA or an underlying franchise agreement.

Our requirements for qualified area developers will result in fewer franchisees in our system but we believe that the area developer will generally be able to create more value for the U-Swirl network by implementing more comprehensive, responsive and competitive development, operations and marketing strategy and programs.

Franchise Development and Operations

The estimated initial investment for a U-Swirl franchise is $350,000 to $455,000, exclusive of real estate costs.  Franchisees pay an initial franchise fee of $15,000 for a single unit.  Area developers pay a development fee of $15,000 plus $5,000 times the minimum number of units for an area development agreement.  The minimum number is that number of cafés we determine should be opened in the development area.  The development fee is applied to the initial franchise fee to be developed under the agreement at a rate of $15,000 for the first franchise and $5,000 per franchise thereafter.  The development fee is not refundable.

Franchisees pay a 3% royalty on monthly net sales and may pay an additional 2% to support national and regional advertising efforts once we determine that the system has grown to a sufficient size to warrant these efforts.  We require franchisees to dedicate at least 1% of net sales to local advertising.

Under the U-Swirl system, each café must conform to a standard of interior design, featuring a distinctive and comfortable décor.  The minimum size for a typical U-Swirl café is 1,600 square feet, but cafés in malls, kiosks or other unique locations may be smaller.  Under the terms of the franchise agreement, franchisees are required to obtain our approval of the café site, build out the space in accordance with our standards, satisfactorily complete training, and purchase certain equipment and supplies from us or our approved suppliers.  Franchisees are also required to purchase a point-of-sale system that meets U-Swirl system standards and to establish and maintain high-speed Internet access from a service provider meeting the minimum specifications established by us.  All goods sold by our franchisees must be purchased through us or through our approved suppliers that have met our specifications and standards.  Specifically, the yogurt sold in U-Swirl cafés must meet the criteria established by the National Yogurt Association for live and active culture yogurt.

Each franchise agreement has a ten-year term and may be renewed for up to two additional ten-year terms.  Transfers by the franchisees are permitted with our approval, but we have a first right of refusal to purchase the franchise business.  Upon termination of the franchise agreement, we have the option to purchase the assets used in the franchise business at fair market value.

Market Development

We have, since the launch of the U-Swirl concept, focused our development efforts on company-owned cafés in the Las Vegas metropolitan statistical area.  Our growth strategy is dependent on the successful execution of a comprehensive market development plan.  This strategy has enabled us to focus on monitoring the café level operations and effectiveness of various programs and making necessary adjustments.

We are currently engaged in developing additional market development plans.  These plans will be used to develop company-owned, franchise-owned and joint-venture locations.  We are currently reviewing additional markets and will prioritize these markets based on a variety of factors including maximizing distribution channel and management efficiencies, executing area development agreements and other factors.

We launched our new market development initiatives in October 2009 with the expansion of our management team that includes professionals experienced in the development of restaurant and retail concepts on a national level.  Comprehensive data gathering and analysis incorporates consumer demographic densities and characteristics, psychographic data, traffic counts and flow, short-term and long-term market development trends, proximity to community points-of-interest, local competitors and site availability.  Once we identify available sites that meet or exceed our criteria, we apply another round of scrutiny.  These criteria include, but are not limited to, site visibility, ingress and egress, size, location within the shopping center, tenant mix and rent factors.

Personnel Development

The Company believes that a critical factor in the successful development and operation of each U-Swirl café is the development of café personnel.  To meet this need, the Company has developed a comprehensive U-Swirl training program that all café personnel are required to complete. The training requirement applies to all U-Swirl cafés including company-owned, franchise-owned and licensed U-Swirl cafés.  The training program addresses all key areas of café operations

In addition to its café personnel, the Company requires that all non-café employees successfully complete the U-Swirl training program.  This ensures that all non-café personnel that support our café operations are fully aware of issues relating to successful retail operations and maximizing customer satisfaction.

Point-of-Sale System

The Company utilizes a point-of-sale system which provides a vast array of reports that tracks key metrics and performance measures.  The Company’s café managers and management team utilize the data to measure and monitor café performance and effectiveness of advertising and promotion programs.  The Company continues to refine its reporting package to ensure timely and accurate reporting and trend analysis that is used to accomplish various objectives to maximize profitability, for each café and in the aggregate, including:
•	Developing and implementing cost-effective new customer acquisition and customer loyalty programs;
•	Achieving and maintaining target cost of sales and labor costs and gross margins;
•	Incorporating café performance analytics with other relevant factors to refine criteria to provide predictive indicators for purposes of site selection for future cafés; and
•	Forecasting future performance.

Key data tracked and analyzed includes, but is not limited to:
•	Product sales and sales mix;
•	Customer and transaction counts; and
•	Employee labor hours.

Trademarks and Copyrights

In connection with our U-Swirl operations, the following marks have been registered with the U.S. Patent and Trademark Office:
•	“u-swirl FROZEN YOGURT and Design”;
•	“U-SWIRL FROZEN YOGURT”;
•	“U-SWIRL”;
•	“U and Design”; and
•	“WORTH THE WEIGHT”.

Government Regulation

We are subject to various federal, state and local laws affecting our business.  Our cafés must comply with licensing and regulation by a number of governmental authorities, which include health, sanitation, safety and fire agencies in the state or municipality in which the café is located.  Moreover, federal Food and Drug Administration regulations require yogurt to have two types of bacteria, lactobacillus bulgaricus and streptococcus thermophilus.  There are no federal standards for any kind of frozen yogurt, although some have been proposed.  A majority of the states have adopted standards that are either specific to frozen yogurt or cover frozen desserts generally.  These standards address some or all of the following:  milkfat content, milk solid content, acidity, bacteria count and content and weight.

We are also subject to federal and state laws governing employment and pay practices, overtime, tip credits and working conditions.  The bulk of our employees are paid on an hourly basis at rates related to the federal and state minimum wages.  Additionally, we are subject to federal and state child labor laws which, among other things, prohibit the use of certain “hazardous equipment” by employees 18 years of age or younger.  Under the Americans with Disabilities Act, we could be required to expend funds to modify our cafés to better provide service to, or make reasonable accommodation for the employment of disabled persons.  We continue to monitor our facilities for compliance with the Americans with Disabilities Act in order to conform to its requirements.  We believe future expenditures for such compliance would not have a material adverse effect on our operations.

The franchises that we offer are subject to federal and state laws pertaining to franchising.  These laws require that certain information be provided to franchise prospects at certain times and regulate what can be said and done during the offering process.  Some states require the franchise offering circular to be registered and renewed on an annual basis.

Employees

Our U-Swirl cafés have approximately five full-time employees and 35 part-time employees that work various shifts.  The cafés are open seven days per week generally from 11:00 a.m. to 11:00 p.m. or midnight.  In addition to the employees at the cafés, we had five full-time employees as of December 31 2009, consisting of our chief executive officer and one person for each of the following functions: café site selection and build out, franchise sales, café operations and administration.  Our Vice President of Real Estate is a part-time employee.

Facilities

Our principal offices are located at 1075 American Pacific, Suite C, Henderson, Nevada 89074.  These offices are leased by a company owned by Terry A. Cartwright, one of our founders and officers.  We pay rent of $2,000 per month for the use of this space.

The leases for our café operations range from approximately 1,600 to 3,000 square feet.  The leases are generally for five-year terms with options to extend.

Previous Operations

We entered into a franchise agreement effective December 14, 2005 to operate an EVOS restaurant in Henderson, Nevada.  Shortly after signing the franchise agreement, we found a location for the restaurant, obtained approval of the site from EVOS USA, Inc., and entered into a lease in January 2006.  From January 2006 to September 2006, we sold 300,000 shares of common stock in a private placement, resulting in net proceeds of $544,878.  These proceeds, together with loans from related parties, were used to build out, open and operate the restaurant.  The restaurant opened in October 2006.

In December 2006, we entered into an area representative agreement that gave us the exclusive right to develop EVOS restaurants in a 12-state territory.  To maintain our exclusivity in the territory, we were required to open a minimum number of restaurants within certain timeframes through 2016.  These restaurants could be opened by us or by franchise owners that we identified and solicited.  From December 2006 to June 2007, we engaged in a second private placement of 389,450 shares of common stock, resulting in net proceeds of $1,552,127.  These proceeds were used to repay related party loans, pay some of the expenses of our initial public offering, and fund our efforts to solicit franchise owners for our territory.  A portion of these proceeds were also used to open another restaurant.  During this period, we improved our operations at the Henderson restaurant and began to build the infrastructure necessary to support the operation of multiple restaurants.

In March 2008, we completed an initial public offering of 1,000,000 units, each unit consisting of one share of common stock, one Class A warrant and two Class B warrants, resulting in net proceeds of $4,002,840.  The net proceeds of the offering were intended to be used to open six company-owned EVOS restaurants in the Las Vegas MSA during the following 12 to 18 months, as well as for marketing expenses, franchise development and working capital.  We opened our second restaurant in the Las Vegas MSA in December 2008, and our EVOS sub-franchisee in California opened its first restaurant in November 2008.

After experiencing continued operating losses with our EVOS restaurants, we decided to diversify into another healthy fast food concept and acquired the worldwide rights to U-Swirl Frozen Yogurt on September 30, 2008.  Effective July 1, 2009, we ceased operating under the EVOS franchise and area development agreements and operated our two restaurants under a concept known as “Fresh and Fast.”  We closed these restaurants in August 2009.

Legal Proceedings

There are no legal proceedings pending or, to the best of our knowledge, contemplated or threatened that are deemed material to our business or us.

MANAGEMENT

Directors, Executive Officers and Key Employees

Our directors, executive officers and key employees, and their ages as of December 31, 2009, are as follows:
Name	Age	Position
Henry E. Cartwright	70	Chairman of the Board, President, Chief Executive Officer, and Director
Phillip deMena	70	Vice President of Real Estate
Ulderico Conte	40	Vice President of Franchise Development
Terry A. Cartwright	48	Vice President of Café Development
Dana Cartwright	49	Corporate Trainer/Manager
Jeff D. Burton	52	Director
Sam D. Dewar	64	Director
Gregory R. Janson	38	Director
Rea M. Melanson	59	Director

The term of office of each director ends at the next annual meeting of our stockholders or when such director’s successor is elected and qualifies.  The term of office of each officer ends at the next annual meeting of our board of directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer’s successor is elected and qualifies.

Henry E. Cartwright has been our Chairman of the board of directors, President and Chief Executive Officer since April 2007 and was one of our founders.  From October 2002 to April 2007, he was semi-retired and a private investor in numerous real estate and lending transactions and other ventures.  Mr. Cartwright served as Chairman of the board of directors of Major Video Corp. from December 1982 until its merger with Blockbuster Entertainment Corporation in January 1989.  In September 1993, Mr. Cartwright founded Back to the 50’s, Inc., a company that sold 50’s and 60’s memorabilia through a mail order catalog and showroom.  Back to the 50’s, Inc., was acquired by Crowne Ventures, Inc. in November 1995.  Mr. Cartwright served as a Director of Crowne Ventures, Inc., from 1995 until he resigned in April 1998.  He served as Chairman of the board of directors of Americabilia.com, Inc. (now known as Seaena, Inc.), from September 1999 to October 2002.  Americabilia was engaged in direct Internet merchandising of American-themed collectibles, gifts and memorabilia.  He is the father of Terry A. Cartwright and Dana Cartwright.

Phillip deMena has been our Vice President of Real Estate since October 2009.  Mr. deMena is a founding partner of Concept Consulting, Inc.  Mr. deMena has consulted on the expansions of Baja Fresh, Dairy Queen, Quiznos, Ruths Chris and ZED451.  From 1997 until 1999, he served as Senior Vice President of Home USA during a period that included an initial public offering on the New York Stock Exchange and the vertical integration of the US manufactured housing industry.  From 1988 until 1997, Mr. deMena held positions as a senior officer for various industry leaders including Kenny Rogers, Papa John’s and Blockbuster Entertainment where he oversaw 700 Papa John’s openings and 1,700 Blockbuster openings.  From 1983 until 1988, Mr. deMena served as director of corporate development for KFC.

Ulderico Conte has been our Vice President of Franchise Sales since April 2007 and was one of our founders.  From June 2005 to November 2005, he researched various restaurant concepts before deciding on the EVOS concept and forming the Company.  He served as our Vice President, Secretary and a Director from inception to April 2007.  Mr. Conte was the President and Principal of PIN Financial LLC, a FINRA member investment banking firm from May 2005 to February 2009.  From October 2004 to May 2005, he worked as an institutional trader with Garden State Securities.  He served in a similar role with Tradition Aisle Securities from February 2003 to October 2004.  Until 2003, Mr. Conte owned and operated Stone Harbor Financial Services, LLC, a securities broker-dealer firm.  He received a Bachelor’s degree in Business from Rider University and a Master’s degree in Business Administration from the University of Phoenix.

Terry A. Cartwright has been our Vice President of Café Development since April 2007 and was one of our founders.  Since May 2002, he has served as President of Gold Key, Inc., d/b/a Monster Framing, a wholesale custom picture and art manufacturing company specializing in hotels, timeshares, condos and retail shops.  Since 1989, he has served as Vice President and Director of Operations for MV Entertainment, a franchisee of Blockbuster Entertainment Corp., with stores in Southern California.  From 1985 until 1989, he served as the Director of New Store Development for Major Video Corp.  Mr. Cartwright attended the University of Nevada at Las Vegas.  He is the son of Henry E. Cartwright and the brother of Dana Cartwright.

Dana Cartwright has been our Corporate Trainer since October 2006.  From January 1991 to October 2006, she was the Secretary and Manager of MV Entertainment, Inc., a Blockbuster video store franchisee located in Henderson, NV.  She is the daughter of Henry E. Cartwright and the sister of Terry A. Cartwright.

Jeff D. Burton has been a director since August 2009.  Mr. Burton has served as the Chief Financial Officer of Pulse Systems, Inc., a privately-owned healthcare information technology firm based in Wichita, Kansas, since 2001, except for a brief period.  Pulse is the developer and licensor of proprietary products and services including revenue cycle and clinical management solutions for healthcare practices.  From September 2006 to October 2007, he served as the Chief Executive Officer of FirstCall Healthcare, Inc., a privately-held consumer-focused healthcare services company based in Orlando, FL.  Prior to joining Pulse Systems, Mr. Burton served in various executive management roles in corporate development, finance and operations.  Mr. Burton earned his undergraduate degree from Wichita State University and his Juris Doctorate from the University of Tulsa College of Law.  He is a member of the AICPA.

Sam D. Dewar has been a director since June 2007.  He has been the President and CEO of Natural Harmony Foods, Inc., since he founded that company in January 2002.  Natural Harmony Foods is an independent food company based in Fort Lauderdale, FL, that develops and markets natural meat products blended with soy protein that are lower in fat.  Mr. Dewar has been involved in the food industry since 1970.  His experience includes ten years with Campbell Soup Company as the General Manager of the Pepperidge Farm Biscuit Division from 1970 to 1980, and eight years with Mars, Inc. as the President of the Snackmaster division from 1980 to 1988.  He received a Bachelor’s degree from Duke University and a Master’s degree in business from the University of Pennsylvania Wharton School.

Gregory R. Janson has been a director since inception in November 2005 and was one of our founders.  He served as our President and Treasurer from inception to April 2007, our corporate secretary from April 2007 to April 2009, and our Vice President of Franchise Support from March 2009 to August 2009.  Mr. Janson is the co-founder of PIN Financial LLC and has been the vice president of that FINRA member investment-banking firm since May 2004.  Mr. Janson received his bachelor’s degree in finance from Hofstra University.

Rea M. Melanson has been a director since June 2007.  Since 2002, she has been the President and Tax Partner of Melanson & Lancaster, CPAs, a Las Vegas, NV, Certified Public Accounting firm that emphasizes tax preparation, monthly accounting services for small businesses and forensic accounting.  She has practiced as a Certified Public Accountant in Las Vegas, NV, since 1990.  Her accounting experience dates back to 1980 with Price Waterhouse & Co. in Denver, Colorado.  Ms. Melanson received her Bachelor’s degree from the University of Denver in 1972 and has been licensed as a Certified Public Accountant in Nevada since 1990.

No directorships are held by any director in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any company registered as an investment company, under the Investment Company Act of 1940.

All of our officers work full-time for the company, with the exception of Mr. deMena, who devotes the time necessary to conduct market research and planning, and site evaluation and negotiation as required by the Company.

Director Independence

Our common stock is not listed on any exchange.  As such, we are not currently subject to corporate governance standards of listed companies, which require, among other things, that the majority of the board of directors be independent.  Since we are not currently subject to corporate governance standards relating to the independence of our directors, we choose to define an “independent” director in accordance with the NASDAQ Capital Market’s requirements for independent directors (NASDAQ Marketplace Rule 4200).  The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company.

Sam D. Dewar and Rea M. Melanson are considered independent directors under the above definition.  They serve as members of our Audit Committee, Compensation Committee and Nominating and Governance Committee.

Limitation of Liability and Indemnification

Our articles of incorporation, as amended, contain provisions that limit the liability of our directors and officers for monetary damages for any breach or alleged breach of fiduciary or professional duty by such person acting in such capacity.  Such persons shall not be liable unless it is proven that his act or failure to act constituted a breach of his fiduciary duties and his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law.  The articles do not preclude liability for directors for the payment of unlawful distributions in violation of Nevada Revised Statutes Section 78.300.

Our articles of incorporation also provide that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by Nevada law.  Our bylaws provide for the advancement of expenses prior to the final disposition of any action, suit or proceeding.  We have obtained directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty.  They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.  Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay costs of settlement and damage awards against directors and officers as required by these indemnification provisions.  At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as we may permit indemnification for liabilities arising under the Securities Act of 1933 to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The following table sets forth information about the remuneration of our principal executive officer (“Named Officer”) for services rendered during our last two completed fiscal years.  None of our other executive officers had total compensation of $100,000 or more.  Certain tables and columns have been omitted as no information was required to be disclosed under those tables or columns.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Option Awards ($)	Total ($)
Henry E. Cartwright, President and CEO (1)	2008 2007	19,385 -0-	-0- 49,156 (2)	19,385 49,156
____________________
(1)           Mr. Cartwright has been our president and chief executive officer since April 2007.
(2)           The options were valued using the Black-Scholes stock option pricing model with the following assumptions used:
•	Expected option life-years: 5
•	Risk-free interest rate: 4.6%
•	Dividend yield: 0
•	Volatility: 45%

The following table set forth information regarding the outstanding equity awards as of December 31, 2008.

Outstanding Equity Awards At Fiscal Year-End
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Henry E. Cartwright	53,125	53,125 (1)	4.40	6/30/2012
__________________
(1)           These options vested March 1, 2009.

During the fiscal year ended December 31, 2008, there were no exercises of stock options by the Named Officer.

Compensation of Directors

Each of our non-employee directors receives reimbursement for expenses of attendance for each scheduled meeting that requires physical attendance.  We do not pay any cash compensation to any of our non-employee directors for their service on the board.  In 2007, we granted each of our non-employee directors options to purchase up to 25,000 shares of common stock, exercisable at $4.40 per share.  The options are exercisable until June 30, 2012 and vest as to 25% upon date of grant (June 30, 2007) and 75% one year from date of grant (June 30, 2008).  We did not pay any compensation to our directors for the fiscal year ended December 31, 2008.

Employment Arrangements

Except as described below, the Company’s officers are each considered an employee-at-will and neither the Company nor its officers are obligated to the other party for the continuation of employment or the payment of compensation or benefits.

We currently pay monthly compensation to officers of the Company as follows:

•	Henry E. Cartwright - $7,000 and 3,000 shares of common stock;
•	Ulderico Conte - $7,000 and 3,000 shares of common stock; and
•	Terry A. Cartwright - $5,000 and 5,000 shares of common stock.

In our agreement with Mr. deMena, we have agreed to pay his consulting firm a market development fee of $5,000 upon the commencement of a strategic market plan for each metropolitan statistical area and each micropolitan statistical area, as well as a bonus of $5,000 for each executed lease that he has negotiated.

Stock Option Plan

Our stockholders adopted the 2007 Stock Option Plan on June 27, 2007, which currently permits the granting of options to purchase up to 470,000 shares.  This amount adjusts at the beginning of each of our fiscal quarters to a number equal to 10% of the number of shares of common stock outstanding at the end of our last completed fiscal quarter, or 470,000 shares, whichever is greater, and provided further that such number will be increased by the number of shares of option stock that we subsequently may reacquire through repurchase or otherwise.  Options may be granted to officers, directors, employees, and consultants on a case-by-case basis.  This Plan will remain in effect until it is terminated by the board of directors or, if so appointed by the board, a committee of two or more disinterested directors administering the Plan, except that no incentive stock option will be granted after June 26, 2017.

The 2007 Stock Option Plan is intended to (i) encourage ownership of shares by our employees and directors and certain consultants to the company; (ii) induce them to work for the benefit of the company; and (iii) provide additional incentive for such persons to promote the success of the company.

The board of directors or committee may amend, suspend or discontinue the Plan at any time or from time to time; provided that no action of the board will cause incentive stock options granted under this Plan not to comply with Section 422 of the Internal Revenue Code unless the board specifically declares such action to be made for that purpose and provided further that without the approval of our stockholders, no such action may: (i) materially increase the maximum aggregate number of shares that may be issued under options granted pursuant to the Plan, (ii) materially increase the benefits accruing to Plan participants, or (iii) materially modify eligibility requirements for the participants.  Moreover, no such action may alter or impair any option previously granted under the Plan without the consent of the holder of such option.

The Plan contains provisions for proportionate adjustment of the number of shares for outstanding options and the option price per share in the event of stock dividends, recapitalizations, stock splits or combinations.

Each option granted under the Plan will be evidenced by a written option agreement between us and the optionee.  The option price of any incentive stock option or non-qualified option may be not less than 100% of the fair market value per share on the date of grant of the option; provided, however, that any incentive stock option granted to a person owning more than 10% of the total combined voting power of the common stock will have an option price of not less than 110% of the fair market value per share on the date of grant.  “Fair Market Value” per share as of a particular date is defined in the Plan as the closing price of our common stock as reported on a national securities exchange or the last transaction price on the reporting system or, if none, the average of the closing bid and asked prices of our common stock in the over-the-counter market or, if such quotations are unavailable, the value determined by the board in its discretion in good faith.

The exercise period of incentive stock options or non-qualified options granted under the Plan may not exceed ten years from the date of grant thereof.  Incentive stock options granted to a person owning more than ten percent of the total combined voting power of our common stock will be for no more than five years.

To exercise an option, the optionee must pay the full exercise price in cash, by check or such other legal consideration as may be approved by the committee.  Such other consideration may consist of shares of common stock having a fair market value equal to the option price, cashless exercise, a personal recourse note, or in a combination of cash, shares, cashless exercise and a note, subject to approval of the committee.

An option may not be exercised unless the optionee then is an employee, consultant, officer, or director of our company or its subsidiaries, and unless the optionee has remained continuously as an employee, consultant, officer, or director of our company since the date of grant of the option.  If the optionee ceases to be an employee, consultant, officer, or director of our company or its subsidiaries other than by reason of death, disability, or for cause, all options granted to such optionee, fully vested to such optionee but not yet exercised, will terminate three months after the date the optionee ceases to be an employee, consultant, officer or director of our company.

If the employee is terminated “for cause” (as that term is defined in the Plan), such employee’s options will terminate immediately on the date the optionee ceases employment or association.

If an optionee dies while an employee, consultant, officer or director of our company, or if the optionee’s employment, consultant, officer, or director status terminates by reason of disability, all options theretofore granted to such optionee, whether or not otherwise exercisable, unless earlier terminated in accordance with their terms, may be exercised at any time within one year after the date of death or disability of said optionee, by the optionee or by the optionee’s estate or by a person who acquired the right to exercise such options by bequest or inheritance or otherwise by reason of the death or disability of the optionee.

As of September 30, 2009, 445,000 options were outstanding under the Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information regarding the beneficial ownership of our common stock, as of December 31, 2009 by (i) each person whom we know owned, beneficially, more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of the current directors and executive officers as a group.  We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed.  Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.  Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of December 31, 2009 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

Beneficial Owner (1)	Number of Shares Beneficially Owned	Before This Offering (2)	After This Offering (3)
Chester L.F. Paulson and Jacqueline M. Paulson (4)	306,000	9.9%	4.5%
Paulson Family LLC (4)	306,000	9.9%	4.5%
Paulson Capital Corp. (4)	306,000	9.9%	4.5%
Paulson Investment Company, Inc. (4)	306,000	9.9%	4.5%
Ulderico Conte (5)	225,250	8.0%	3.5%
Gregory R. Janson (6)	206,250	7.3%	3.2%
Henry R. Cartwright (7)	198,250	6.9%	3.0%
Terry A. Cartwright (8)	133,750	4.8%	2.1%
Dana Cartwright (9)	75,000	2.7%	1.2%
Rea M. Melanson (9)	25,000	*	*
Sam D. Dewar (9)	25,000	*	*
Jeff D. Burton	25,000	*	*
Phillip deMena	2,000	*	*
All directors and officers as a group (9 persons)(10)	913,000	29.8%	13.5%

*less than 1%
____________________
(1)
With the exception of Chester L.F. Paulson and Jacqueline M. Paulson, the address of those listed is c/o Healthy Fast Food, Inc., 1075 American Pacific #C, Henderson, Nevada 89074.  Paulson’s address is 811 SW Naito Parkway, Suite 200, Portland, OR 97204.

(2)	Based on 2,779,836 shares outstanding prior to this offering.

(3)	Based on 6,479,836 shares outstanding after this offering.

(4)
Due to their relationship to certain entities, including Paulson Investment Company, Inc., the representative of the underwriters of this offering ("PICI"), Chester L.F. Paulson and Jacqueline M. Paulson (together, the “Paulsons”) are deemed to be the indirect beneficial owners of warrants to purchase up to 306,000 shares of our common stock (the "IPO Warrants").  The Paulsons control and are the managing partners of the Paulson Family LLC ("PFAM"), which is the controlling shareholder of Paulson Capital Corp. ("PLCC").  As the controlling shareholder of PLCC, PFAM is deemed to be the indirect beneficial owner of any securities held by PLCC.  As the parent of PICI, PLCC is deemed to be the indirect beneficial of any securities held by PICI.  PICI is the direct beneficial owner of the IPO Warrants.

(5)	Includes 25,000 shares held by Mr. Conte’s wife, 31,250 shares issuable upon the exercise of vested options, and 5,000 shares issuable upon the exercise of warrants.

(6)	Includes 25,000 shares held by Mr. Janson’s wife and 31,250 shares issuable upon the exercise of vested stock options.

(7)	Includes 106,250 shares issuable upon the exercise of vested options.

(8)	Includes 15,000 shares held of record by Gold Key Management Corp., 31,250 shares issuable upon the exercise of vested options, and 1,500 shares issuable upon the exercise of warrants.

(9)	Includes 25,000 shares issuable upon the exercise of vested options.

(10)	Includes 275,000 shares issuable upon the exercise of vested options and 6,500 shares issuable upon the exercise of warrants.

Changes in Control

There are no agreements known to management that may result in a change of control of our company.

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year, December 31, 2008:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	470,000	$4.40	-0-
Equity compensation plans not approved by security holders	-0-	--	-0-
Total	470,000	$4.40	-0-

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Founders’ Shares

At the inception of the company in November 2005, a total of 700,000 shares of common stock were sold to Gregory R. Janson, Ulderico Conte, Henry E. Cartwright, Terry A. Cartwright, and adult children of Henry E. Cartwright for total consideration of $1,750 as follows:

Name	Number of Shares
Gregory R. Janson	200,000
Ulderico Conte	200,000
Henry E. Cartwright	75,000
Terry A. Cartwright	75,000
Stan Cartwright	50,000
Dana R. Cartwright	50,000
Stacy L. Heroy	50,000
TOTAL	700,000

Loans by Cartwright and Miller

On October 24, 2006, we issued a promissory note to Henry E. Cartwright, one of our founders, and Ira J. Miller as Trustee of the Miller Family Trust dated July 18, 2000 for a loan of up to $300,000.  The loan was to be funded in tranches, due January 31, 2007 and secured by all of our assets.  The note bore interest at 10% per annum.

Funds were advanced to us under this note as follows:

Date	Lender	Amount
September 21, 2006	Henry E. Cartwright	$75,000
October 13, 2006	Henry E. Cartwright	$25,000
October 31, 2006	Henry E. Cartwright	$50,000
November 14, 2006	Henry E. Cartwright	$50,000
December 1, 2006	Miller Family Trust	$125,000

Proceeds from the advance received from Miller Family Trust were used in part to repay the first advance of $75,000 made by Mr. Cartwright.  At December 31, 2006, we owed each of Mr. Cartwright and Miller Family Trust $125,000 and had accrued interest of $2,216 and $1,027 relating to Mr. Cartwright’s note and the Miller Family Trust note, respectively.  These loans were repaid in March 2007, together with interest of $5,069 in the case of Mr. Cartwright and $4,075 in the case of Miller Family Trust.

Warrants Granted to Miller

On November 20, 2006, we granted Ira Miller warrants to purchase 100,000 shares of our common stock at $2.20 per share in consideration for his services as our chief financial officer.  Mr. Miller served in this position from December 2006 to June 2007.  The warrants expire January 24, 2016 and contain provisions relating to cashless exercise and “piggyback” registration rights.  These warrants were valued at $121,387 using the Black-Scholes option pricing model and this entire amount was expensed as of December 31, 2006.

Office Space

Our principal offices are located at 1075 American Pacific, Suite C, Henderson, Nevada 89074.  These offices are leased by a company owned by Terry A. Cartwright, one of our founders.  While we have used this space since 2007, we did not begin paying rent until 2009.  Through September 30, 2009, we have paid $11,000.  We currently pay $2,000 per month.

Purchase of U-Swirl Frozen Yogurt Concept

On September 30, 2008, we acquired the worldwide rights to the U-Swirl Frozen Yogurt concept in exchange for 100,000 restricted shares of our common stock from a company then known as U-Swirl Yogurt, Inc. (now known as U Create Enterprises), which is owned by the grandchildren and family of Henry E. Cartwright.  U Create Enterprises operates a frozen yogurt café in Henderson, Nevada, as our franchisee.  As part of the terms of the acquisition, we agreed that no franchise fees or royalties would be charged with respect to this location, as it will permit us to use the location as a training facility.  In addition, we granted U Create Enterprises the right to open additional locations in Henderson, Boulder City and Pahrump, Nevada.  U Create Enterprises will pay an initial franchise fee of $5,000 for each location and a 1% royalty on sales.  Had we charged royalties for the nine months ended September 30, 2009, we would have recognized $13,736.

Future Transactions

All future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from any unaffiliated third party.  A majority of the independent, disinterested members of our board of directors will approve future affiliated transactions, and we will maintain at least two independent directors on our board of directors to review all material transactions with affiliates.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value, and 25,000,000 shares of preferred stock, $0.001 par value.  As of December 31, 2009, we had 2,779,336 shares of common stock and no shares of preferred stock outstanding.

The following is a summary of the rights of our capital stock as provided in our articles of incorporation and bylaws.  For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Units

                Each unit consists of one share of common stock and one redeemable Class C warrant, each warrant to purchase one share of common stock.  The public warrants will be quoted only as part of a unit for 30 days following the date of this prospectus.  After separation of the units, the common stock and public warrants will be quoted as separate securities.

                At the closing of this offering, we will deliver certificates representing the units to the underwriters through the facilities of the Depository Trust Company.  Thereafter, investors may request physical delivery of unit certificates at any time before the public warrants begin being quoted separately from the common stock included in the units.  An investor also may request delivery of separate physical certificates for the public warrants and the common stock comprising the units, but we will not be obligated to make delivery of the separate certificates until after the public warrants begin being quoted separately from the common stock.  Until the common stock and public warrants begin being quoted separately, investors will be unable to make separate delivery of certificates for the public warrants and common stock comprising a unit and will be unable to settle trades in those securities.

Common Stock

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders.  We do not have cumulative voting rights in the election of directors.  Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor as well as any distributions to the shareholders.  In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock.  Holders of common stock have no preemptive or other subscription of conversion rights.  There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our Board of Directors is authorized by our articles of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders.  Any shares of preferred stock so issued would have priority over our common stock with respect to dividend or liquidation rights.  Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock.  At present we have no plans to issue any additional shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock.  Although our Board of Directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock.  Our Board presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Class C Warrants

General.  The Class C warrants may be exercised until the expiration date, which is [five years from the date of this prospectus].  Each Class C warrant entitles the holder to purchase one share of common stock at an exercise price of $_____ per share.  This exercise price will be adjusted if specific events, summarized below, occur.  A holder of warrants will not be deemed a holder of the underlying stock for any purpose until the warrant is exercised.  If at their expiration date the Class C warrants are not currently exercisable, the expiration date will be extended for 30 days following notice to the holders of the warrants that the warrants are again exercisable.  If we cannot honor the exercise of Class C warrants and the securities underlying the warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the warrants.  Because we are not required to settle the warrants by payment of cash, and because there is a possibility that warrant holders will not be able to exercise the warrants when they are in-the -money or otherwise, there is a risk that the warrants will never be settled in shares or payment of cash.  This may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

Redemption.  We will have the right to redeem the Class C warrants a price of $0.25 per warrant, after providing 30 days prior written notice to the Class C warrant holders, at any time after the closing price of our common stock, as reported on the OTC Bulletin Board, equals or exceeds [200% of the public offering price of the units] for five consecutive trading days.  We will send a written notice of redemption by first class mail to holders of the Class C warrants at their last known addresses appearing on the registration records maintained by the transfer agent.  No other form of notice or publication will be required.  If we call the warrants for redemption, the holders of the warrants will then have to decide whether to sell warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption.

Exercise.  The holders of the warrants may exercise them only if an appropriate registration statement is then in effect.  To exercise a warrant, the holder must deliver to our transfer agent the warrant certificate on or before the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of warrants being exercised.  Fractional shares of common stock will not be issued upon exercise of the warrants.

Adjustments in Certain Events.  We will make adjustments to the terms of the warrants if certain events occur.  If we distribute to our stockholders additional shares of common stock through a dividend or distribution, or if we effect a stock split of our common stock, we will adjust the total number of shares of common stock purchasable on exercise of a warrant so that the holder of a warrant thereafter exercised will be entitled to receive the number of shares of common stock the holder would have owned or received after such event if the warrant holder had exercised the warrant before the event causing the adjustment.  The aggregate exercise price of the warrant will remain the same in that circumstance, but the effective purchase price per share of common stock purchasable upon exercise of the warrant will be proportionately reduced because a greater number of common stock shares will then be purchasable upon exercise of the adjusted warrant.  We will make equivalent changes in warrants if we effect a reverse stock split.

In the event of a capital reorganization or reclassification of our common stock, the warrants will be adjusted so that thereafter each warrant holder will be entitled to receive upon exercise the same number and kind of securities that such holder would have received if the warrant had been exercised before the capital reorganization or reclassification of our common stock.

If we merge or consolidate with another corporation, or if we sell our assets as an entirety or substantially as an entirety to another corporation, we will make provisions so that warrant holders will be entitled to receive upon exercise of a warrant the kind and number of securities, cash or other property that would have been received as a result of the transaction by a person who was our stockholder immediately before the transaction and who owned the same number of shares of common stock for which the warrant was exercisable immediately before the transaction. No adjustment to the warrants will be made, however, if a merger or consolidation does not result in any reclassification or change in our outstanding common stock.

Class A and B Warrants

Class A Warrants.  The Class A warrants may be exercised until the expiration date, which is March 19, 2013.  Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.10 per share.  This exercise price will be adjusted if specific events, summarized below, occur.  A holder of warrants will not be deemed a holder of the underlying stock for any purpose until the warrant is exercised.  If at their expiration date the Class A warrants are not currently exercisable, the expiration date will be extended for 30 days following notice to the holders of the warrants that the warrants are again exercisable.  If we cannot honor the exercise of Class A warrants and the securities underlying the warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the warrants.  Because we are not required to settle the warrants by payment of cash, and because there is a possibility that warrant holders will not be able to exercise the warrants when they are in-the-money or otherwise, there is a risk that the warrants will never be settled in shares or payment of cash.  This may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

We will have the right to redeem the Class A warrants a price of $0.25 per warrant, after providing 30 days prior written notice to the Class A warrant holders, at any time after the closing price of our common stock, as reported on the OTC Bulletin Board, equals or exceeds $6.12 for five consecutive trading days.  We will send a written notice of redemption by first class mail to holders of the Class A warrants at their last known addresses appearing on the registration records maintained by the transfer agent.  No other form of notice or publication will be required.  If we call the warrants for redemption, the holders of the warrants will then have to decide whether to sell warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption.

Class B Warrants.  The Class B warrants may be exercised until the expiration date, which is March 19, 2013.  Each Class B warrant entitles the holder to purchase one share of common stock at an exercise price of $10.20 per share.  This exercise price will be adjusted if specific events, summarized below, occur.  A holder of warrants will not be deemed a holder of the underlying stock for any purpose until the warrant is exercised.  If at their expiration date the Class B warrants are not currently exercisable, the expiration date will be extended for 30 days following notice to the holders of the warrants that the warrants are again exercisable.  If we cannot honor the exercise of Class B warrants and the securities underlying the warrants are listed on a securities exchange or if there are three independent market makers for the underlying securities, we may, but are not required to, settle the warrants for a price equal to the difference between the closing price of the underlying securities and the exercise price of the warrants.  Because we are not required to settle the warrants by payment of cash, and because there is a possibility that warrant holders will not be able to exercise the warrants when they are in-the -money or otherwise, there is a risk that the warrants will never be settled in shares or payment of cash.  This may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.  The Class B warrants are not redeemable.

Underwriter’s Warrants

The underwriter of our initial public offering holds warrants to purchase 76,500 units consisting of common stock and warrants which were issued in connection with the offering.  The underwriter’s warrants will be exercisable for units until March 19, 2013.  We have agreed to register the securities underlying the underwriter’s warrants until March 19, 2013.  The common stock and warrants issued to the underwriter upon exercise of these underwriter’s warrants will be freely tradable.

Warrants to Investor Relations Firm

On February 21, 2008, we issued a warrant to our corporate investor relations firm to purchase 60,000 units (each unit containing one share of common stock, one class A warrant and two Class B warrants) with an exercise price of $6.12 per unit for services relating to our investor relations.

Other Warrants

In addition to the stock options and warrants described above, we have issued warrants to purchase a total of 175,000 shares of common stock as follows:

Number of Shares Purchasable	Exercise Price	Issuance Date	Expiration Date
25,000	$0.02	January 23, 2006	January 24, 2016
100,000	$2.20	November 20, 2006	January 24, 2016
50,000	$7.50	February 22, 2007	February 22, 2012

2007 Stock Option Plan

Our 2007 Stock Option Plan currently authorizes the grant of up to 470,000 shares of common stock (subject to adjustment for stock splits and similar capital changes) in connection with restricted stock awards, incentive stock option grants and non-qualified stock option grants.  Employees and, in the case of nonqualified stock options, directors, consultants or any affiliate are eligible to receive grants under our plans.  As of September 30, 2009, there were options to purchase 445,000 shares outstanding under our Option Plan.  The exercise of these options could have dilutive effect on our common stock.

Authorized but Unissued Shares

The authorized but unissued shares of common and preferred stock are available for future issuance without stockholder approval.  These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.  The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Effects of Certain Provisions of Nevada Law and Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult.  These provisions are summarized below.

Special Meetings.  Our Bylaws provide that special meetings of stockholders can be called by the Chairman of the Board, the President, a majority of the Board, or the Secretary at the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

Undesignated Preferred Stock.  The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.  The ability to issue preferred stock may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Advance Notice Procedure for Director Nominations and Stockholder Proposals.  Our Bylaws provide that adequate notice must be given to nominate candidates for election as directors or to make proposals for consideration at annual meetings of stockholders.  Notice of a stockholder’s intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:

•	for an election to be held at the annual meeting of stockholders, not later than 90 calendar days prior to the anniversary date of the immediately preceding annual meeting of stockholders; and

•
for an election to be held at a special meeting of stockholders, not later than the later of (1) 90 calendar days prior to the special meeting or (2) 10 calendar days following the public announcement of the special meeting.

Notice of a stockholder’s intent to raise business at an annual meeting must be received at our principal executive offices not later than 90 calendar days prior to the anniversary date of the preceding annual meeting of stockholders.

These procedures may operate to limit the ability of stockholders to bring business before a stockholders’ meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

Transfer Agent, Warrant Agent and Registrar

The transfer agent, warrant agent and registrar for our common stock is Computershare Trust Company, N.A.  Its address is 350 Indiana Street, Suite 800, Golden, Colorado 80401, and its telephone number is (303) 262-0600.

UNDERWRITING

Paulson Investment Company, Inc. is acting as the representative of the underwriters.  We and the underwriters named below have entered into an underwriting agreement with respect to the units being offered.  In connection with this offering and subject to certain terms and conditions, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell, the number of units set forth opposite the name of each underwriter.

Underwriters	Number of Units

Paulson Investment Company, Inc.

Total

The underwriting agreement provides that the underwriters are obligated to purchase all of the units offered by this prospectus, other than those covered by the over-allotment option, if any units are purchased.  The underwriters are offering the units when, as and if issued to and accepted by them, subject to a number of conditions, including:

•	receipt by the underwriters of an auditor’s letter and officer’s certificate;

•	no stop order suspending the effectiveness of the registration statement in effect and no proceedings for such purpose instituted or threatened;

•	approval of legal matters by counsel for the underwriters, including the validity of the shares; and

•	the underwriters’ right to reject orders in whole or in part.

The representative of the underwriters has advised us that the underwriters propose to offer our units to the public initially at the offering price set forth on the cover page of this prospectus and to selected dealers at that price less a concession of not more than $________ per unit.  The underwriters and selected dealers may reallow a concession to other dealers, including the underwriters, of not more than $_______  per unit.  After completion of the public offering of the units, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

The underwriters have informed us that they do not expect to confirm sales of our units offered by this prospectus on a discretionary basis.

We have been advised by the representative of the underwriters that the underwriters intend to make a market in our securities but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with the offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically.

Over-allotment Option

Pursuant to the underwriting agreement, we have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 555,000 units on the same terms as the other units being purchased by the underwriters from us.  The underwriters may exercise the option solely to cover over-allotments, if any, in the sale of the units that the underwriters have agreed to purchase.  If the over-allotment option is exercised in full, the total public offering price, underwriting discount and proceeds to us before offering expenses will be $__________, $_________ and $________________, respectively.

Stabilization

The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering.  However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market.  These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

•
Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•
Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our units than it purchases from us in this offering.  To cover the resulting short position, the managing underwriter may exercise the over-allotment option described above or may engage in syndicate covering transactions.  There is no contractual limit on the size of any syndicate covering transaction.  The underwriters will make available a prospectus in connection with any such short sales.  Purchasers of units sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

•
Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter.

•
Penalty bids permit the managing underwriter to reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

If the underwriters commence these activities, they may discontinue them at any time without notice.  The underwriters may carry out these transactions on the OTC Bulletin Board or otherwise.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities.  We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Underwriters’ Compensation

We have agreed to sell the units to the underwriters at the initial offering price of $[    ] per unit, which represents the initial public offering price of the units set forth on the cover page of this prospectus less the 10% underwriting discount.  The underwriting agreement also provides that Paulson Investment Company, Inc. will be paid a non-accountable expense allowance equal to 3% of the gross proceeds from the sale of the units offered by this prospectus, excluding any units purchased on exercise of the over-allotment option.  We are not required to pay, or reimburse the underwriters for, the legal fees incurred by the underwriters in connection with this offering.  The underwriting agreement also grants the representative of the underwriters, for a period of 36 months beginning from the effective date of the registration statement of which this prospectus is part, the right of first refusal to act as lead underwriter for any and all of our future public and private equity and debt offerings that gross up to $20 million, including the offerings by any successor to or subsidiary of ours, excluding ordinary course of business financings such as bank lines of credit, accounts receivable and factoring.

On completion of this offering, we will issue to the representative of the underwriters warrants to purchase up to 370,000 units at a price of per unit equal to 120% of the initial offering price of the units.  The representative’s warrants will be exercisable for units at any time beginning one year after the effective date of the registration statement of which this prospectus is part, and will expire on the fifth anniversary of the effective date.  However, in compliance with the lock-up restrictions set forth in FINRA Rule 5110(g)(1), neither the representative’s warrants nor the underlying securities may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of one year immediately following the date of effectiveness or commencement of sales of the offering, except to any member participating in the offering and the officers or partners thereof, and only if all securities so transferred remain subject to the one-year lock-up restriction for the remainder of the lock-up period.

The holder of these warrants will have, in that capacity, no voting, dividend or other stockholder rights.  Any profit realized on the sale of the units issuable upon exercise of these warrants may be deemed to be additional underwriting compensation.  The securities underlying these warrants are being registered pursuant to the registration statement of which this prospectus is a part.  During the term of these warrants, the holder thereof is given the opportunity to profit from a rise in the market price of our common stock.  We may find it more difficult to raise additional equity capital while these warrants are outstanding.  At any time at which these warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

The following table summarizes the underwriting discount we will pay to the underwriters and the non-accountable expense allowance we will pay to the representative of the underwriters.  These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Total
	Per Unit	Without Over- Allotment	With Over- Allotment
Underwriting discount	$	$	$
Non-accountable expense allowance	$	$	$

Warrant Solicitation Fee

We have engaged the representative of the underwriters, on a non-exclusive basis, as our agent for the solicitation of the exercise of the Class C warrants.  To the extent not inconsistent with the guidelines of the Financial Industry Regulatory Authority and the rules and regulations of the Securities and Exchange Commission, we have agreed to pay the representative for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised more than one year after the effective date of the registration statement of which this prospectus is part if the exercise was solicited by the representative.  No compensation will be paid to the representative upon the exercise of the warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that the representative solicited his, her or its exercise;

•	the warrants are held in a discretionary account, unless prior specific written approval for the exercise is received from the holder;

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

Lock-Up Agreements

Our officers, directors and all stockholders (including holders of securities convertible into common stock) have agreed that for a period of 90 days from the date this registration statement becomes effective they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, other than through existing Rule 10b5-1 trading plans, intra-family transfers or transfers to trusts for estate planning purposes, without the consent of Paulson Investment Company, Inc. which consent will not be unreasonably withheld.  Paulson Investment Company, Inc. may consent to an early release from the one-year lock-up period if, in its opinion, the market for the common stock would not be adversely affected by sales and in cases of an officer, director or other stockholder’s financial emergency.  We are unaware of any officer, director or current stockholder who intends to ask for consent to dispose of any of our equity securities during the lock-up period.

Determination of Offering Price

The public offering price of the units offered by this prospectus and the exercise price of the public warrants have been determined by negotiation between us and the underwriters.  Among the factors considered in determining the public offering price of the units and the exercise price of the warrants were:

•	our history and our prospects;

•	the industry in which we operate;

•	the status and development prospects for our proposed products;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units.  That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units, or the common stock and warrants contained in the units, can be resold at or above the initial public offering price.

LEGAL MATTERS

Dill Dill Carr Stonbraker & Hutchings, P.C., Denver, Colorado, has passed upon the validity of the securities offered by this prospectus on our behalf.  The underwriters have been represented by Holland & Knight LLP, Portland, Oregon.

EXPERTS

Our financial statements as of and for the years ended December 31, 2008 and 2007 included in this prospectus have been audited by L.L. Bradford & Company, LLC, an independent registered public accounting firm, to the extent set forth in its report, and are set forth in this prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the securities offered by this prospectus, we have filed a registration statement on Form S-1 under the Securities Act with the SEC.  This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits and schedules.  For further information with respect to our securities, and us you should refer to the registration statement and the accompanying exhibits and schedules.  Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement.  You may inspect a copy of the registration statement and the accompanying exhibits and schedules without charge at the SEC’s public reference facility, 100 F Street, NE, Washington, D.C. 20549, and you may obtain copies of all or any part of the registration statement from this office for a fee.  You may obtain information on the operation of the public reference facility by calling the SEC at 1-800-SEC-0330.  The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically.  The address of the site is http://www.sec.gov.

You should rely only on the information contained in this prospectus and in any free writing prospectus that states that it has been provided with our approval.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  The information in this prospectus may only be accurate as of the date appearing on the cover page of this prospectus, regardless of the time this prospectus is delivered or our securities are sold.

We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.  No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or the possession or distribution of this prospectus in any such jurisdiction.  Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

HEALTHY FAST FOOD, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	Unaudited	Audited
	September 30, 2009	December 31, 2008
ASSETS
Current assets
Cash and equivalents	$725,916	$3,335,740
Tenant improvement allowance receivable	10,335	-
Due from U-Create Enterprises, Inc.	1,134	-
Inventory	74,492	15,100
Prepaid expenses	32,269	23,495
Current assets from discontinued operations	6,916	100,113
Total current assets	851,062	3,474,448

Leasehold improvements, property and equipment, net	1,900,834	64,586
Leasehold improvements, property and equipment from
discontinued operations, net	-	814,849

Other assets
Deposits	108,572	5,400
Other assets from discontinued operations	85,350	159,839
Total other assets	193,922	165,239

Total assets	$2,945,818	$4,519,122

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$75,308	$62,781
Accounts payable and accrued liabilities from discontinued
operations	183,514	110,202
Current portion of long-term debt	4,649	4,203
Total current liabilities	263,471	177,186

Deferred rent	220,021	20,059
Long-term capital lease	11,406	14,951
Long-term liabilities from discontinued operations	76,145	187,423

Total liabilities	571,043	399,619

Commitments and contingencies

Stockholders' equity
Preferred stock; $0.001 par value; 25,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock; $0.001 par value; 100,000,000 shares authorized,
2,523,350 and 2,518,350 shares issued and outstanding at 9/30/09 and 12/31/08, respectively	2,523	2,518
Additional paid-in capital	6,835,653	6,794,179
Stock subscriptions receivable	(150)	(150)
Compensation payable in stock	21	-
Deficit	(4,463,272)	(2,677,044)
Total stockholders' equity	2,374,775	4,119,503

Total liabilities and stockholders' equity	$2,945,818	$4,519,122

The accompanying notes are an integral part of these financial statements.

HEALTHY FAST FOOD, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Unaudited		Unaudited
	For the three months ended		For the nine months ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Revenues
Restaurant sales, net of discounts	$515,332	$-	$910,603	$-
Franchise royalties and fees	15,000	-	15,000	-
Total revenues	530,332	-	925,603	-

Restaurant operating costs
Food, beverage and packaging costs	152,574	-	267,523	-
Labor and related expenses	138,561	-	247,062	-
Occupancy and related expenses	99,656	2,394	156,758	6,742
Marketing and advertising	74,342	10,675	106,145	28,735
General and administrative	176,797	60,661	408,111	173,646
Officer compensation	50,726	43,331	294,775	122,678
Investor relations fees	-	23,398	-	154,740
Intellectual property acquired from related parties	-	180,000	-	180,000
Depreciation and amortization	44,673	201	82,039	603
Total costs and expenses	737,329	320,660	1,562,413	667,144
Loss from operations	(206,997)	(320,660)	(636,810)	(667,144)

Interest expense	(570)	(700)	(1,810)	(2,723)
Interest income	1,422	21,189	7,445	48,097

Loss from continuing operations before income taxes	(206,145)	(300,171)	(631,175)	(621,770)
Provision for income taxes	-	-	-	-
Income from continuing operations	(206,145)	(300,171)	(631,175)	(621,770)
Discontinued operations:
Loss from operations of discontinued Fresh and
Fast restaurant component (including loss on
disposal of $814,849)	1,027,467	94,637	1,155,053	270,249
Income tax benefit	-	-	-	-
Loss on discontinued operations	(1,027,467)	(94,637)	(1,155,053)	(270,249)
Net loss	$(1,233,612)	$(394,808)	$(1,786,228)	$(892,019)

Earnings per share - basic
Loss from continuing operations	$(0.08)	$(0.14)	$(0.25)	$(0.28)
Loss from discontinued operations	(0.41)	(0.04)	(0.46)	(0.12)
Net loss per common share - basic and fully diluted	$(0.49)	$(0.18)	$(0.71)	$(0.40)

Weighted average common shares outstanding -
basic and diluted	2,518,350	2,211,246	2,518,350	2,211,246

The accompanying notes are an integral part of these financial statements.

HEALTHY FAST FOOD, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Unaudited
	For the nine months ended
	September 30, 2009	September 30, 2008

Cash flows from operating activities:
Net loss	$(1,786,228)	$(892,019)
Adjustments to reconcile net (loss) to net
cash (used) by operating activities:
Depreciation and amortization	82,039	56,583
Amortization of franchise fees	-	1,312
Share-based compensation	41,500	101,342
Shares issued to acquire U-Swirl intellectual property	-	180,000
Loss on disposal of Fresh and Fast festaurant assets	814,849	-
Changes in operating assets and liabilities:
Current assets from discontinued operations	93,197	(130)
Interest receivable	-	(88)
Inventory	(59,392)	(2,960)
Prepaid expenses	(8,774)	(6,653)
Other assets from discontinued operations	74,489	-
Accounts payable and accrued liabilities	12,527	6,086
Accrued interest - related parties	-	(1,844)
Royalties payable	-	1,688
Accounts payable and accrued liabilities from discontinued operations	(37,966)	-
Deferred rent	199,962	(16,462)
Net cash (used) by operating activities	(573,797)	(573,145)

Cash flows from investing activities:
Tenant improvement allowance receivable	(10,335)	-
Due from U-Create Enterprises	(1,134)	-
Deposits	(103,172)	-
Prepaid franchise fees	-	(140,000)
Purchase of fixed assets	(1,918,287)	(239,980)
Net cash (used) by investing activities	(2,032,928)	(379,980)

Cash flows from financing activities:
Net proceeds from issuance of common stock	-	4,002,840
Deferred offering costs	-	332,415
Payments on capital lease obligation	(3,099)	(3,817)
Net cash provided (used) by financing activities	(3,099)	4,331,438

Net change in cash	(2,609,824)	3,378,313

Cash, beginning of period	3,335,740	604,118

Cash, end of period	$725,916	$3,982,431

Supplemental disclosure of cash flow information:
Interest paid	$1,810	$2,723
Taxes paid	$-	$-
Capital lease obligations for property and equipment	$-	$23,937
Number of shares issued for intellectual property	-	100,000
Value of shares issued for intellectual property	$-	$180,000

The accompanying notes are an integral part of these financial statements.

HEALTHY FAST FOOD, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009
(UNAUDITED)

1.	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Healthy Fast Food, Inc. (the “Company”) was incorporated in the state of Nevada on November 14, 2005.

The accompanying unaudited financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles for interim financial statements and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. In the opinion of management, the accompanying unaudited financial statements reflect all adjustments consisting of normal recurring adjustments necessary for a fair presentation of its financial position and results of operations. Interim results of operations are not necessarily indicative of the results that may be achieved for the full year. The financial statements and related notes do not include all information and footnotes required by U.S. generally accepted accounting principles for annual reports. This quarterly report should be read in conjunction with the financial statements included in the Company’s annual statement on Form 10-K filed on March 27, 2009 with the U.S. Securities and Exchange Commission (“SEC”) for the year ended December 31, 2008.

U-Swirl Concept
On September 30, 2008, the Company acquired the worldwide rights to the U-Swirl Frozen Yogurt concept through its wholly-owned subsidiary, U-Swirl International, Inc.  U-SWIRL allows guests a broad choice in frozen yogurt by providing up to 20 non-fat flavors, including tart, traditional and no sugar-added options and more than 60 toppings, including seasonal fresh fruit, sauces, candy and granola. Guests serve themselves and pay by the ounce instead of by the cup size.  As of September 30, 2009, U-Swirl International, Inc. owned and operated five U-Swirl Yogurt cafés and had one franchised café in operation.

Discontinued Operations - Fresh and Fast (formerly EVOS) Concept
For purposes of determining discontinued operations, the Company has determined that the “concept” level is a component of the entity within the context of FASB ASC 360, “Accounting for the Impairment or Disposal of Long-Lived Assets”. A component of an entity comprises of operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. The Company routinely evaluates its concept base to identify relevant factors for success and determine appropriate actions necessary to grow and operate a successful concept and similarly to identify relevant factors and actions that need to be taken on an underperforming concept including the closing of a non-performing concept. The Company evaluates the results of operations of the concept both quantitatively and qualitatively to determine if appropriate for reporting as discontinued operations.

The Company owned and operated two fast food restaurants located in Henderson and Las Vegas, Nevada under the “Fresh and Fast” concept.  The restaurants were formerly operated under franchise rights and “EVOS” branding purchased from EVOS USA, Inc.  Effective March 1, 2009, the Company notified EVOS USA, Inc. of its intent to terminate the franchise and area development agreements.  Effective July 1, 2009, the Company ceased conducting business under the EVOS USA, Inc. franchise and area development agreements and converted the restaurants to the “Fresh and Fast” concept.  Effective August 1, 2009, the Company determined to cease conducting business under the “Fresh and Fast” concept altogether in order to focus on its U-Swirl Yogurt Concept, and has accordingly accounted for the “Fresh and Fast” concept divestiture as “discontinued operations” (see Note 2 below).

Subsequent Events
The Company has evaluated subsequent events through November 16, 2009, the date it filed its report on Form 10-Q for the quarter ended September 30, 2009 with the SEC.

HEALTHY FAST FOOD, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009
(UNAUDITED)

Franchise Revenue Recognition Policy
Revenue earned as a U-Swirl Frozen Yogurt franchisor will be derived from cafés in U-Swirl International, Inc.’s worldwide territory and will include initial franchise fees, continuing service fees, and royalties.  Continuing service fees and royalties will be recognized in the period in which they are earned.  Franchise fee revenue is recognized and fully earned upon the signing and acceptance of the franchise agreement and franchise fee by both parties.  FASB ASC 952-605-25 stipulates that initial franchise fee revenue from a franchise sale should be recognized when the franchiser has substantially performed or satisfied all material services or conditions relating to the sale.  Substantial performance has occurred when the franchisor has: (a) no remaining obligations or intent to refund any cash received or to forgive any unpaid notes or receivables; (b) performed substantially all of the initial services required by the franchise agreement (such as providing assistance in site selection, obtaining facilities, advertising, training, preparing operating manuals, bookkeeping, or quality control); and (c) met all other material conditions or obligations.  The Company recorded U-Swirl franchise fee revenue of $15,000 and $0 during the nine months ended September 30, 2009 and 2008, respectively.

Costs and expenses are recognized during the period in which they are incurred.

New Pronouncements
In August 2009, the FASB issued Accounting Standards Update (ASU) 2009-05, “Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value,” which updates FASB ASC 820-10. The update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques:

•	A valuation technique that uses a) the quoted price of an identical liability when traded as an asset, or b) quoted prices for similar liabilities or similar liabilities when traded as assets.

•
Another valuation technique that is consistent with the principles of FASB ASC 820, examples include an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability.

This standard is effective for financial statements issued for interim and annual periods beginning after August 2009. ASC 820 does not have an impact on the Company’s financial position or results of operations.

In June 2009, the FASB issued ASC 105, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162. FASB ASC 105 establishes a single source of authoritative, nongovernmental U.S. GAAP, except for rules and interpretive releases of the SEC. The effective date of ASC 105 is for interim and annual reporting periods ending after September 15, 2009. ASC 105 does not have an impact on the Company’s financial position or results of operations as it does not change authoritative guidance.

In May 2009, the FASB issued ASC 855, Subsequent Events. FASB ASC 855 provides guidance on the disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The date through which any subsequent events have been evaluated and the basis for that date must be disclosed. FASB ASC 855 requires that the Company disclose the analysis of subsequent events through the date that its Financial Statements are issued. FASB ASC 855 also defines the circumstances under which an entity should recognize such events or transactions and the related disclosures of such events or transactions that occur after the balance sheet date. The effective date of FASB ASC 855 is the Company’s interim or annual financial periods ending after September 15, 2009.

In April 2009, the FASB issued ASC 825-10-65, Interim Disclosures about Fair Value of Financial Instruments, which expands the fair value disclosures for all financial instruments within the scope of

HEALTHY FAST FOOD, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009
(UNAUDITED)

FASB ASC 825-10-50 to interim reporting periods. The Company has adopted FASB ASC 825-10-65, and it is effective for interim reporting periods ending after June 15, 2009. ASC 825-10-65 does not have an impact on the Company’s financial position or results of operations as it focuses on additional disclosures.

In April 2009, the FASB issued ASC 820-10-65-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. FASB ASC 820-10-65-4 is an amendment of FASB ASC 820-10, Fair Value Measurements. FASB ASC 820-10-65-4 applies to all assets and liabilities and provides guidance on measuring fair value when the volume and level of activity has significantly decreased and guidance on identifying transactions that are not orderly. FASB ASC 820-10-65-4 requires interim and annual disclosures of the inputs and valuation techniques used to measure fair value and a discussion of changes in valuation techniques and related inputs, if any, which occurred during the period. The Company has adopted FASB ASC 820-10-65-4, which is effective for interim and annual reporting periods ending after June 15, 2009. ASC 820-10-65-4 does not have a material impact on the Company’s financial position or results of operations.

2.           DISCONTINUED OPERATIONS – FRESH AND FAST (FORMERLY EVOS) CONCEPT

During August 2009, the Company closed its two Fresh and Fast (formerly EVOS) restaurants.  As a result of the closures, activities of the Fresh and Fast concept have been accounted for as discontinued operations.  These results are presented as net amounts in the Condensed Consolidated Statements of Operations, with prior periods restated to conform to the current presentation.  Selected operating results for these discontinued operations are presented in the following table for the nine months ended September 30, 2009 and 2008:

	2009	2008
Revenues	$468,483	$523,503
Costs and expenses	(808,687)	(793,752)
Loss on disposal of fixed assets, net of liabilities	(814,849)	-
Net loss	$(1,155,053)	$(270,249)

Net assets of the Fresh and Fast concept operations, which are presented as a net amount in the Condensed Consolidated Balance Sheets at September 30, 2009 and December 31, 2008, were as follows:

	2009	2008
Assets	$92,266	$1,074,801
Liabilities	(259,659)	(316,779)
Net assets	$(167,393)	$758,022

Abandoned Facilities Lease Commitments
As of September 30, 2009, the Company continues to be liable for the leases of the two abandoned restaurants for a period of 20 months on one location and 47 months on the other.  Included in Liabilities from Discontinued Operations for the nine months ending September 30, 2009 is the present value of discounted future rent commitments for the two abandoned leased locations totaling $217,368.

EVOS Severance Agreement
As of September 30, 2009, the Company was under continued negotiations to sever its franchisee relationship with EVOS USA, Inc.  A formal severance agreement has yet to be accepted by both parties.   The Company continues to record royalty fee payable and area developer’s royalty fee receivable as of September 30, 2009, until such time as both parties have accepted a formal agreement which officially terminates the franchise and area development agreements.

HEALTHY FAST FOOD, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009
(UNAUDITED)

3.           CASH AND EQUIVALENTS

Concentration of Credit Risk for Cash Held at Banks
The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000.  Some amounts were in excess of the Federally insured program, however, management does not consider these amounts to pose a significant credit risk to the Company.

During the third quarter ended September 30, 2008, the Company invested $3,000,000 in 13-week maturity US Government Treasury Bills.  The T-Bills matured and were redeemed in full on January 9, 2009.

4.           TENANT IMPROVEMENT ALLOWANCE RECEIVABLE

During June 2009, the Company entered into a lease agreement for a new U-Swirl Yogurt restaurant.  According to the terms of the agreement, the lessor owed the Company $26,675 in cash for tenant improvements.  The lessor was unable to pay the amount due.  The Company and the lessor agreed to amortize the amount against future monthly rents over a 5-month period.  As of September 30, 2009, the amount receivable on the Company’s Balance Sheet to be amortized against future rents was $10,335.

5.           FRANCHISE FEE INCOME AND DEFERRED REVENUE

The Company recognized $15,000 and $-0- in franchise fee income for the nine months ended September 30, 2009 and 2008, respectively.

6.           LEASEHOLD IMPROVEMENTS, PROPERTY AND EQUIPMENT

Leasehold improvements, property and equipment consist of the following:

	September 30, 2009	December 31, 2008
Restaurant equipment	$706,588	$-
Signage	74,712	32,219
Furniture and fixtures	103,317	-
Computer equipment	86,840	4,076
Vehicles	23,937	-
Leasehold improvements	988,621	29,433
	1,984,015	65,728
Less: accumulated depreciation	(83,181)	(1,142)
Leasehold improvements, property and equipment, net	$1,900,834	$64,586

Depreciation and amortization expense for the nine months ended September 30, 2009 and 2008 totaled $82,039 and $603, respectively.

7.	INTEREST INCOME AND EXPENSE

Interest income for the nine months ended September 30, 2009 and 2008 totaled $7,445 and $48,097, respectively.

Interest expense for the nine months ended September 30, 2009 and 2008 totaled $1,810 and $2,723, respectively.

HEALTHY FAST FOOD, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009
(UNAUDITED)

8.	SHAREHOLDERS EQUITY

As of September 30, 2009, the Company granted 26,000 shares of its $0.001 par value common stock to officers and directors as share-based compensation.  The fair market value of the shares on the date of grant totaled $41,500.  Of these shares, 21,000 were unissued as of September 30, 2009, and are therefore recorded as “Compensation Payable in Stock” on the Company’s Balance Sheet.

9.           RELATED PARTY TRANSACTIONS

A Company officer/shareholder has donated 100 square feet of office space for Company use.  The estimated fair market value of the space is $70/month.  The annualized donated rent of $840 is considered immaterial to the financial statements and consequently not recorded on the Company’s financial statements.

The Company paid $11,000 in rent for inventory storage for the nine months ended September 30, 2009 to a company which is wholly owned by the Company’s officers/shareholders.

The Company was owed $1,134 from U Create Enterprises, a company which is a U-Swirl franchisee and is owned and operated by the grandchildren of the Company’s Chief Executive Officer.  The corporate secretary/treasurer of U Create Enterprises is also the Company’s corporate secretary.

The Company paid $24,000 in rent to a real estate holding company held jointly by the Company’s former Chief Financial Officer and his spouse as compensation for the nine months ended September 30, 2009 pursuant to the Company’s employment agreement with the former officer.

10.           OCCUPANCY AND RELATED EXPENSES

Occupancy and related expenses consists of the following for the nine months ended September 30, 2009 and 2008:

	2009	2008
Rent and CAM fees	$138,632	$6,742
Utilities	18,126	-
Occupancy and related expenses	$156,758	6,742

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Healthy Fast Food, Inc.
Henderson, Nevada

We have audited the accompanying balance sheets of Healthy Fast Food, Inc. as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended.  Healthy Fast Food, Inc.’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Healthy Fast Food, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ L.L. Bradford & Company, LLC
L.L. Bradford & Company, LLC
March 19, 2009
Las Vegas, Nevada

HEALTHY FAST FOOD, INC.
BALANCE SHEETS

	December 31, 2008	December 31, 2007
ASSETS

Current assets
Cash and equivalents	$3,335,740	$604,118
Royalty rebate receivable	2,039	992
Tenant improvement allowance receivable	50,210	-
Inventory	43,450	13,575
Prepaid expenses	43,010	16,750
Total current assets	3,474,449	635,435

Leasehold improvements, property and equipment, net	879,435	454,692

Other assets
Deposits	151,617	146,217
Deferred offering costs	-	332,415
Franchise fees, net of amortization	13,621	15,372
Prepaid franchise fees	-	77,500
Total other assets	165,238	571,504

Total assets	$4,519,122	$1,661,631

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$170,776	$133,556
Accrued interest - related parties	-	1,844
Royalties payable	2,207	-
Current portion of capitalized lease	4,203	-
Total current liabilities	177,186	135,400

Deferred rent	207,482	87,744
Long-term capitalized lease	14,951	-

Total liabilities	399,619	223,144

Commitments and contingencies

Stockholders' equity
Preferred stock; $0.001 par value; 25,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock; $0.001 par value; 100,000,000 shares authorized,
2,518,350 and 1,418,350 shares issued and outstanding
at 12/31/08 and 12/31/07, respectively	2,518	1,418
Additional paid-in capital	6,794,179	2,511,097
Stock subscriptions receivable	(150)	(150)
Accumulated deficit	(2,677,044)	(1,073,878)
Total stockholders' equity	4,119,503	1,438,487

Total liabilities and stockholders' equity	$4,519,122	$1,661,631

The accompanying Notes are an integral part of these financial statements.

HEALTHY FAST FOOD, INC.
STATEMENTS OF OPERATIONS

	For the years ended
	December 31, 2008	December 31, 2007

Revenues
Restaurant sales, net of discounts	$631,795	$970,163
Franchise royalties and fees	33,663	-
Total revenues	665,458	970,163

Restaurant operating costs
Food, beverage and packaging costs	275,195	416,443
Labor and related expenses	347,094	359,232
Occupancy and related expenses	200,203	106,133
Marketing and advertising	80,016	79,825
Royalties	26,685	24,567
General and administrative	386,373	218,104
Officer compensation	318,805	402,313
Board fees	-	34,375
Consulting fees - related party	-	11,458
Investor relations fees	184,740	-
Intellectual property acquired from related parties	180,000	-
Pre-opening costs	22,439	-
Impairment loss on prepaid franchise fees	217,500	-
Depreciation and amortization	78,416	65,016
Amortization of franchise fees	1,751	1,750
Total costs and expenses	2,319,217	1,719,216
Loss from operations	(1,653,759)	(749,053)

Interest expense	(3,394)	(6,106)
Interest income	53,987	18,778

Loss before income taxes	(1,603,166)	(736,381)
Provision for income taxes	-	-
Net loss	$(1,603,166)	$(736,381)

Net loss per common share - basic and fully diluted	$(0.73)	$(0.57)

Weighted average common shares outstanding -
basic and diluted	2,186,110	1,299,847

The accompanying Notes are an integral part of these financial statements.

HEALTHY FAST FOOD, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY

				Stock		Total
	Common Stock		Additional	Subscription	Accumulated	Stockholders'
	Shares	Amount	Paid-in Capital	Receivable	Deficit	Equity
Balance, December 31, 2006	1,000,550	$1,001	$668,114	$-	$(337,497)	$331,618

Issuance of stock pursuant to private placement	227,000	227	903,273	--	--	903,500
$4.00 per share, net of $4,500 of offering costs paid in cash

Issuance of stock valued at $2.00/share for debt and interest	3,350	3	6,698	--	--	6,701

Warrants issued for deferred offering costs	-	-	11,265	-	-	11,265

Issuance of stock pursuant to private placement
$4.00 per share, net of $1,173 of offering costs paid in cash	162,450	162	648,465	(150)	-	648,477

Fair value of share-based compensation	-	-	272,807	-	-	272,807

Issuance of stock pursuant to warrant exercise at $0.02/warrant	25,000	25	475			500

Net loss	-	-	-	-	(736,381)	(736,381)
Balance, December 31, 2007	1,418,350	1,418	2,511,097	(150)	(1,073,878)	1,438,487

Issuance of stock pursuant to unit offering
$5.10 per unit, net of underwriting fees of $510,000
and offering costs of $587,160	1,000,000	1,000	1,655,949	-	-	1,656,949
-Fair market value of 1,000,000 A warrants	-	-	1,119,628	-	-	1,119,628
-Fair market value of 2,000,000 B warrants	-	-	1,226,263	-	-	1,226,263

Fair value of share-based compensation	-	-	101,342	-	-	101,342

100,000 shares issued for U-Swirl intellectual property at $1.80/share	100,000	100	179,900	-	-	180,000

Net loss	-	-	-	-	(1,603,166)	(1,603,166)
Balance, December 31, 2008	2,518,350	$2,518	$6,794,179	$(150)	$(2,677,044)	$4,119,503

The accompanying Notes are an integral part of these financial statements.

HEALTHY FAST FOOD, INC.
STATEMENTS OF CASH FLOWS

	For the years ended
	December 31, 2008	December 31, 2007

Cash flows from operating activities:
Net (loss)	$(1,603,166)	$(736,381)
Adjustments to reconcile net (loss) to net
cash (used) by operating activities:
Depreciation and amortization	78,416	65,016
Amortization of franchise fees	1,751	1,750
Loss on impairment of prepaid franchise fees	217,500	-
Share-based compensation	101,342	272,807
Shares issued to acquire U-Swirl intellectual property	180,000	-
Stock issued for interest	-	700
Changes in operating assets and liabilities:
Royalty rebate receivable	(1,047)	(992)
Inventory	(29,875)	2,307
Prepaid expenses	(26,260)	(16,750)
Accounts payable and accrued liabilities	37,220	36,521
Accrued interest - related parties	(1,844)	(3,243)
Royalties payable	2,207	1,844
Deferred rent	119,738	(19,344)
Net cash (used) by operating activities	(924,018)	(395,765)

Cash flows from investing activities:
Tenant improvement allowance receivable	(50,210)	-
Deposits	(5,400)	(8,426)
Prepaid franchise fees	(140,000)	-
Purchase of fixed assets	(479,222)	(26,345)
Net cash (used) by investing activities	(674,832)	(34,771)

Cash flows from financing activities:
Net proceeds from issuance of common stock	4,002,840	1,552,627
Subscriptions receivable	-	(150)
Deferred offering costs	332,415	(321,150)
Payments on long-term capital lease	(4,783)	-
Payments on notes payable - related parties	-	(250,200)
Net cash provided by financing activities	4,330,472	981,127

Net change in cash	2,731,622	550,591

Cash, beginning of period	604,118	53,527

Cash, end of period	$3,335,740	$604,118

Supplemental disclosure of cash flow information:
Interest paid	$3,394	$6,106
Taxes paid	$-	$-
Value of warrants issued for offering costs	$-	$11,265
Number of shares issued for debt and interest	-	3,350
Value of shares issued for debt and interest	$-	$6,701
Capital lease obligations for property and equipment	$23,937	$-
Number of shares issued for intellectual property	100,000	-
Value of shares issued for intellectual property	$180,000	$-

The accompanying Notes are an integral part of these financial statements.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

1.	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Healthy Fast Food, Inc. (the “Company”) was incorporated in the state of Nevada on November 14, 2005.

Evos Concept
The Company owns and operates an EVOS® fast food franchise restaurant located in Henderson, Nevada under franchise rights purchased from EVOS USA, Inc.  The Company also has secured the exclusive right to solicit EVOS® franchises on behalf of EVOS USA, Inc. as an area representative within a 12-state territory.

U-Swirl Concept
On September 30, 2008, the Company acquired the worldwide rights to the U-Swirl Frozen YogurtSM concept through its wholly-owned subsidiary, U-Swirl International, Inc.  U-SWIRL allows guests a broad choice in frozen yogurt by providing 16 non-fat flavors, including tart, traditional and no sugar-added options and more than 60 toppings, including seasonal fresh fruit, sauces, candy and granola. Guests serve themselves and pay by the ounce instead of by the cup size.

Increase in authorized capital; reverse stock split– As of June 29, 2007, the Company increased its authorized capital to 100,000,000 shares of common stock, $0.001 par value, and 25,000,000 shares of preferred stock, $0.001 par value.  In connection with this action, the Company amended and restated its articles of incorporation.  On June 30, 2007, the Company conducted a reverse split of its outstanding common stock on a 1-for-2 basis.  The accompanying financial statements and these notes have been retroactively restated to reflect the effect of the reverse stock split.

Restaurant operations; franchise agreement– The Company entered into a franchise agreement with EVOS USA, Inc. as of December 14, 2005, giving the Company the right to develop and operate one EVOS® fast food restaurant.  The Company opened its first restaurant in Henderson, Nevada and began restaurant operations in October 2006.  The initial term of the franchise agreement is 10 years, with two optional 5-year renewal periods.

As of December 31, 2007, the Company was obligated to pay EVOS USA, Inc. a royalty of 3.5% of net revenue generated by the restaurant.  The royalty fees are paid based upon the gross revenues derived from food and beverage sales exclusive of sales taxes.  During fiscal 2008 and 2007, the Company paid $26,685 and $24,567, respectively, in royalty fees to EVOS USA, Inc.

The Company may be required to spend at least 2% of gross sales on local marketing, and in the future, an additional 2% to a “system fund” that may be administered by EVOS USA, Inc.  EVOS USA, Inc. currently has a moratorium on the fund assessments until March 31, 2009, at which time it will determine if the funds are needed based on the number of opened locations both locally and nationally.  If the Company would have been required to pay to the marketing and system funds during fiscal 2008 and 2007, the pro forma impact would have been to increase the net loss and net loss per share by $12,636 and $21,457 and $0.01 and $0.02, respectively.

Under the franchise agreement, the Company (i) is required to comply with the rules and operating procedures established by EVOS USA, Inc.; (ii) is required to buy supplies and inventory from an approved suppliers list; and (iii) conditionally assigned its lease and telephone numbers and listings of the Henderson restaurant to EVOS USA, Inc. in order to secure the Company’s royalty payment and other performance obligations under the franchise agreement.

Franchise sales activities; area representative agreement– The Company signed an Area Representative Agreement (“ARA”) with EVOS USA, Inc. in December 2006.  Under the ARA, the Company has the exclusive right to sell EVOS® franchise rights in Arizona, California, Colorado, Kansas, Nevada, New Mexico, Ohio, Oklahoma, Oregon, Texas, Utah, and Washington.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

Pursuant to the ARA as amended, the Company was committed to opening five restaurants by March 1, 2009.  Evos USA, Inc. may terminate the ARA in the event the development schedule is not met.  If the ARA were to be terminated, the Company would lose its exclusive 12-state territory rights and the 50% franchise fee and royalty fee splits discussed below.  However, the Company would not lose the right to continue developing restaurants.  The Company is dependent upon a successful equity offering in order raise capital to meet its ARA development schedule.

Under the ARA, the Company is entitled to receive 50% of the initial franchise fee revenue and 50% of the gross revenue royalty fee for all franchised EVOS® restaurants, including company-owned restaurants, within the 12-state territory (except for the special arrangements relating to the initial franchise fees for the first eight third-party franchise locations, as stated below).  Since the company-owned restaurants are similarly treated under the ARA, the Company pays a net 1.75% royalty on gross revenue per month to EVOS USA, Inc. commencing March 31, 2007.

Pursuant to the ARA, the Company paid cash of $6,458 per restaurant, or a total of $77,500, to EVOS USA, Inc. (see Note 7 for further discussion) for the rights to 12 company-owned restaurants.  As consideration for the discounted franchise fees, the Company will forgo its right to receive 50% of the franchise fee revenue generated from the first eight restaurants awarded to third party franchisees within the Company’s 12-state territory.  (EVOS USA, Inc. has agreed to provide all of the upfront training for the first eight new franchisees within the Company’s 12-state territory.)

Use of estimates– The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Segment Reporting – We provide segment reporting in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes annual and interim reporting standards for an enterprise’s business segments and related disclosures about its products, services, geographic areas and major customers. Our chief operating decision maker regularly reviews our operating results on a consolidated basis in deciding how to allocate resources and in assessing our operating performance.

Cash and cash equivalents– The Company considers all investments with an original maturity of three months or less to be a cash equivalent.  The Company’s cash in bank and short-term investments, at times, may exceed federally insured limits.  The Company has not experienced any losses in such accounts and, accordingly, the Company believes it is not exposed to any significant credit risk on cash and short-term investments.

Inventories– Inventories consisting of food, beverages, and supplies are stated at the lower of cost (FIFO) or market, including provisions for spoilage commensurate with known or estimated exposures which are recorded as a charge to Cost of Sales during the period spoilage is incurred.  The Company has no minimum purchase commitments with its vendors.  As of December 31, 2008, inventories consisted of the following: food and beverages $17,152, non-foods $26,298.  The Company did not incur significant charges to Cost of Sales for spoilage during fiscal 2008 or 2007.

Leasehold improvements, property and equipment– Leasehold improvements, property and equipment are stated at cost less accumulated depreciation.  Expenditures for property acquisitions, development, construction, improvements and major renewals are capitalized.  The cost of repairs and maintenance is expensed as incurred.  Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are generally 5 to 10 years.  Leasehold improvements are amortized over the shorter of the lease term, which generally includes reasonably assured option periods, or the estimated useful lives of the assets.  Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in ”Gain or Loss from Operations”.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

The estimated useful lives are:

Leasehold improvement and buildings	5-20 years
Furniture and fixtures	3-10 years
Equipment	3-7 years

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment.  The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Long-lived assets– Long-lived assets are evaluated when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets.  When any such impairment exists, the related assets will be written down to fair value.

Deferred offering costs– The Company capitalizes certain costs associated with the offering of its stock and adjusts the deferred cost to offset offering proceeds upon closing of the offering or expenses the costs upon abandonment of the offering.

Accounting Policy for Ownership Interests in Investees – The accompanying Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiary corporation, after elimination of all material intercompany accounts, transactions, and profits. Investments in unconsolidated subsidiaries representing ownership of at least 20% but less than 50%, are accounted for under the equity method. Nonmarketable investments in which the Company has less than 20% ownership and in which it does not have the ability to exercise significant influence over the investee are initially recorded at cost and periodically reviewed for impairment.

Deposits– Deposits consist of $151,617 in security deposits for multiple locations, of which $87,604 was paid and $64,013 (in connection with the Company’s Henderson restaurant property lease) was unpaid as of December 31, 2008.  All deposits are carried at the lower of fair value or cost.

Franchise fees– Franchise fees paid to EVOS USA, Inc. are stated at cost.  Amortization of the franchise fees is calculated based on the straight-line method over the ten-year useful life of the franchise agreement.  In accordance with SFAS 142, paragraph 11, the useful life of an intangible asset is determined by the period over which the asset is expected to contribute either directly or indirectly to the future cash flows of the Company.  Franchise renewal fees are also recorded at cost and amortized over the useful life of the renewal term.  Upon closing or disposal of a restaurant, the accounts will be relieved of cost and accumulated amortization and the related gain or loss will be reflected in income from continued operations.  As of December 31, 2008, franchise fees consisted of $13,621 net of $3,879 of accumulated amortization.

Prepaid franchise fees– Prepaid franchise fees consist entirely of the advances and payments made to EVOS USA, Inc. in connection with the Company entering into the ARA agreement in December 2006.  The Company has the right to develop and operate an additional 12 EVOS® restaurants without paying additional franchise fees.  As the Company opens new restaurants, a proportional amount of prepaid franchise fees will be capitalized to franchise fees and amortized over the useful life of the franchise agreement in accordance with SFAS 142, paragraph 11.

Goodwill and intangible assets– The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”).  According to this statement, goodwill and intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value based test.  Fair value for intangible assets is based on discounted cash flows.  Under SFAS 142, the carrying value of such assets is calculated at the lowest level for which there are identifiable cash flows.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

SFAS 142 requires the Company to compare the fair value of the reporting unit to its carrying amount on an annual basis to determine if there is potential impairment.  If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the intangible asset within the reporting unit is less than its carrying value.

Insurance liability– The Company maintains various insurance policies for workers’ compensation, employee health, officer and director, general liability, and property damage.  Pursuant to these policies, the Company is responsible for losses up to certain limits and is required to estimate a liability that represents the ultimate exposure for aggregate losses below those limits.  No liability exists as of December 31, 2008, but in the event a liability is incurred, the amount will be based on management’s estimates of the ultimate costs to be incurred to settle known claims and claims not reported as of the balance sheet date.  Any future estimated liability may not be discounted and may be based on a number of assumptions and factors, including historical trends, actuarial assumptions, and economic conditions.  If actual trends differ from the estimates, future financial results could be impacted.

Rent– Rent expense for the Company’s lease, which provides for escalating rentals over the term of the lease, is recorded on a straight-line basis over the lease term.  The lease term began when the Company had the right to control the use of the property, which was before rent payments were actually due under the lease.  The difference between the rent expense and the actual amount payable under the terms of the lease is recorded as deferred rent in the financial statements pursuant to the FASB Staff Position No. 13-1 Accounting for Rental Costs Incurred During the Construction Period (“FSP 13-1”).  Rent totaling $22,439 was expensed and included as pre-opening costs during the year ended December 31, 2008.

On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission issued a letter to the American Institute of Certified Public Accountants expressing its views regarding certain operating lease accounting issues and their application under generally accepted accounting principles in the United States of America(“GAAP”).  Management has determined that the appropriate interpretation of FASB Technical Bulletin No. 88-1, “Issues Relating to Accounting for Leases,” requires these allowances to be recorded as a leasehold improvement asset and deferred rent liability on the Balance Sheet and as both an investing activity (addition to property and equipment) and a component of operating activities on the Statements of Cash Flows.  For the years ended December 31, 2008 and 2007, the Company recorded additional leasehold improvements as they relate to leasing build-out incentives of $-0- and $87,744, respectively, and deferred rent of $207,482 and $87,744, respectively, in its Balance Sheet to reflect the unamortized portion of tenant improvement allowances and deferred rent liabilities for the existing leases.  The Company’s Statements of Cash Flows reflects cash reimbursements received for tenant improvement allowances during the periods presented as additions to property and equipment and an increase in operating activities.  As of December 31, 2008 and 2007, the Company has unamortized tenant improvement allowances of $91,673 and $60,859, respectively, and deferred rent liability balances of $207,482 and $87,744, respectively.

Advertising Expense– The Company recognizes advertising expense as incurred.  The Company recognized advertising expense totaling $80,016 and $79,825 for the years ended December 31, 2008 and 2007, respectively.

During the ordinary course of business, the Company enters into certain barter transactions whereby it issues redeemable coupons for product in exchange for advertising services.  The barter transactions included in advertising expense during fiscal 2008 and 2007 were valued at the fair market value of the advertising services received, or $-0- and $10,530, respectively.

Income taxes– The Company accounts for its income taxes in accordance with SFAS 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2008 and 2007 are as follows:

Deferred tax assets:	2008	2007
Net operating loss	$1,603,166	$1,073,878
Stock, options and warrants issued for services and financing costs	(101,342)	(220,579)
	1,501,824	853,299
Income tax rate	34%	34%
	510,620	290,122
Less valuation allowance	510,620)	(290,122)
	$-	$-

Through December 31, 2008, a valuation allowance has been recorded to offset the deferred tax assets, including those related to the net operating losses.  During the year ended December 31, 2008, the Company determined that it was more likely than not that it would not realize its deferred tax assets and a valuation allowance was recorded.  At December 31, 2008, the Company had approximately $2,355,000 of federal and state net operating losses.  The net operating loss carryforwards, if not utilized will begin to expire in 2024.

Reconciliations of the U.S. federal statutory rate to the actual tax rate follows for the years ended December 31, 2008 and 2007 are as follows:
	2008	2007
U.S. federal statutory income tax rate	34.0%	34.0%
State tax - net of federal benefit	0.0%	0.0%
	34.0%	34.0%
Increase in valuation allowance	(34.0%)	(34.0%)
Effective tax rate	0.0%	0.0%

Fair value of financial instruments– SFAS 107, “Disclosure About Fair Value of Financial Instruments,” requires the Company to disclose, when reasonably attainable, the fair market values of its assets and liabilities which are deemed to be financial instruments.  As of December 31, 2008 and 2007 the carrying amounts and estimated fair values of the Company’s financial instruments approximate their fair value due to the short-term nature of such financial instruments.

Revenue, discounts and expense recognition– Revenue from restaurant sales is recognized when food and beverage products are sold.  The Company reduces revenue by sales returns and sales discounts.

Revenue earned as an area representative for EVOS USA, Inc. is derived from restaurants in the Company’s 12-state territory and will include initial franchise fees, continuing service fees, and royalties.  Continuing service fees and royalties are recognized in the period in which they are earned.  Except for the first eight franchises sold within the Company’s 12-state territory as discussed above, franchise fee revenue is recognized and fully earned upon the completion of the Company’s commitment to train of each of the EVOS® restaurants sold in the Company’s 12-state territory.  SFAS 45, paragraph 5 (a)-(c), stipulates that initial franchise fee revenue from a franchise sale should be recognized when the franchisor has substantially performed or satisfied all material services or conditions relating to the sale.  Substantial performance has occurred when the franchisor has: (a) no remaining obligations or intent to refund any cash received or to forgive any unpaid notes or receivables; (b) performed substantially all of the initial services required by the franchise agreement (such as providing assistance in site selection, obtaining facilities, advertising, training, preparing operating manuals, bookkeeping, or quality control); and (c) met all other material conditions or obligations.  The Company believes that completion of its training commitment satisfies the “substantial performance” definition outlined above.  The Company recognized $17,500 and $-0- in franchise fee revenue during fiscal 2008 and 2007, respectively.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

Costs and expenses are recognized during the period in which they are incurred.

Restaurant pre-opening costs– Pre-opening costs, including wages, benefits and travel for the training and opening teams, food and other restaurant operating costs, are expensed as incurred prior to the opening of a restaurant.  During the years ended December 31, 2008 and 2007, these costs include $22,439 and $-0-, respectively, of rent paid since the adoption of the Financial Accounting Standards Board (“FASB”) Staff Position No. FAS 13-1 “Accounting for Rental Costs Incurred During a Construction Period,” (“FSP 13-1”) in January 2006.

Expenses of offering– The Company accounts for specific incremental costs directly to a proposed or actual offering of securities as a direct charge against the gross proceeds of the offering.  During the years ended December 31, 2008 and 2007, the Company incurred cash offering related costs of $587,160 and $5,673, respectively.

Stock-based compensation– In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”), which replaces SFAS No. 123, and supersedes APB No. 25.  SFAS 123R requires all share-based payments to employees, including grants of Company stock options to Company employees, as well as other equity-based compensation arrangements, to be recognized in the financial statements based on the grant date fair value of the awards.  Compensation expense is generally recognized over the vesting period.  During fiscal 2008 and 2007, the Company recognized stock-based offering costs totaling $-0- and $11,265, respectively, and stock-based compensation expense totaling $101,342 and $272,807, respectively, associated with the issuance of warrants.  See Note 12 for further discussion.

Comprehensive income (loss)– The Company has no components of other comprehensive income.  Accordingly, net loss equals comprehensive loss for all periods.

Earnings (loss) per share– Basic earnings (loss) per share exclude any dilutive effects of options, warrants and convertible securities.  Basic earnings (loss) per share is computed using the weighted-average number of outstanding common stock during the applicable period.  Diluted earnings per share is computed using the weighted-average number of common and common stock equivalent shares outstanding during the period.  Common stock equivalent shares are excluded from the computation if their effect is antidilutive.  For the years ended December 31, 2008 and 2007, the Company had 705,000 common stock equivalent shares, respectively, which were considered antidilutive and excluded from the earnings (loss) per share calculations.

Concentration of risk– The Company’s operations and future business model are dependent in a large part on EVOS USA, Inc.’s ability to meet its obligations to provide operational support and expertise.  EVOS USA, Inc.’s inability to meet its obligations as franchisor may have a material adverse effect on the Company’s financial condition.

Geographic concentration– As of December 31, 2008, all of the Company’s revenues are derived from its restaurants located in Southern Nevada, which may be impacted in the event of a decline in the local economy.

New accounting pronouncements– In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP and expands disclosures about fair value measurements. For financial assets and liabilities, SFAS No. 157 was effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  In February 2008, the FASB issued Staff Position (FSP) No. 157-2 which delays the effective date of SFAS No. 157 one year for all nonfinancial assets and nonfinancial liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis.  FSP 157-2 is effective for the Company beginning October 1, 2008.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

In accordance with FSP 157-2, the Company may measure the remaining assets and liabilities beginning Q1 2009. The Company does not expect the adoption, if required, of SFAS No. 157, as amended by FSP 157-2, will have a material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 141 (R), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS No. 141 (R) requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquired entity at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary should be reported as equity in the financial statements. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. SFAS No. 141 (R) and SFAS No. 160 are effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company does not expect the adoption of SFAS No. 141 (R) and SFAS No. 160 will have a material impact on its financial statements.

In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”), which is effective January 1, 2009. SFAS 161 requires enhanced disclosures about derivative instruments and hedging activities to allow for a better understanding of their effects on an entity’s financial position, financial performance, and cash flows. Among other things, SFAS 161 requires disclosure of the fair values of derivative instruments and associated gains and losses in a tabular format. Since SFAS 161 requires only additional disclosures about the Company’s current derivatives and hedging activities, the adoption of SFAS 161 will not affect its financial position or results of operations, should it acquire derivatives in the future.

In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets. FSP No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. FSP No. 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company does not expect the adoption of FSP No. 142-3 will have a material impact on its financial statements.

In June 2008, the FASB ratified the consensus reached on EITF Issue No. 07-05, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock. EITF Issue No. 07-05 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. EITF Issue No. 07-05 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption for an existing instrument is not permitted. The Company does not expect the adoption of EITF Issue No. 07-05 will have a material impact on its financial statements.

2.           CASH AND EQUIVALENTS

Concentration of Credit Risk for Cash Held at Banks
The company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000.

During the third quarter ended September 30, 2008, the Company invested $3,000,000 in 13-week maturity US Government Treasury Bills.  The T-Bills matured and were redeemed in full on January 9, 2009.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

3.           TENANT IMPROVEMENT ALLOWANCE RECEIVABLE

During December 2008, the Company entered into a lease agreement for a new U-Swirl Yogurt restaurant.  According to the terms of the agreement, the lessor owes the Company $50,210 in cash for tenant improvements.  As of December 31, 2008, the lessor had not paid the Company the $50,210, therefore, the amount is shown as an amount receivable on the Company’s Balance Sheet.  The amount was received in full from the lessor in January 2009.

4.           FRANCHISE FEE INCOME

The Company recognized $18,450 and $0 in franchise fee income for the years ended December 31, 2008 and 2007, respectively.  The $17,500 recognized during the quarter ended December 31, 2008 represents 50% of the initial franchise fee for a new restaurant location purchased by a new franchisee within the Company’s 12 state territory, and is in accordance with the Company’s Area Representative Agreement with EVOS USA, Inc.

5.           LEASEHOLD IMPROVEMENTS, PROPERTY AND EQUIPMENT

Leasehold improvements, property and equipment consist of the following at December 31:

	2008	2007
Restaurant equipment	$197,476	$100,184
Machinery & equipment	31,122	29,995
Furniture and fixtures	159,218	95,032
Computer software	15,831	10,086
Computer equipment	18,807	2,707
Vehicles	23,937	-0-
Leasehold improvements	604,239	309,469
	1,050,630	547,473
Less: accumulated depreciation	(171,195)	(92,780)
Leasehold improvements, property and equipment, net	$879,435	$454,693

Depreciation and amortization expense for the years ended December 31, 2008 and 2007 totaled $78,416 and $65,016, respectively.

6.           CAPITAL LEASE

The Company leases its vehicle under an agreement that is classified as a capital lease. The cost of equipment under capital leases is included in the Balance Sheet as leasehold improvements, property, and equipment and was $23,937 and $23,927 at December 31, 2008, and December 31, 2007, respectively. Accumulated amortization of the leased equipment at December 31, 2008, and December 31, 2007, was approximately $4,200 and $-0-, respectively. Amortization of assets under capital leases is included in depreciation expense.

The future minimum lease payments required under the capital leases as of December 31, 2008, are as follows:
Year Ending December 31,	Amount
2009	$6,542
2010	6,542
2011	6,070
Total minimum lease payments	19,154
Less: Current maturities of capital lease obligations	(4,203)
Long-term capital lease obligations	$14,951

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

7.	FRANCHISE FEES AMORTIZATION

Amortization expense related to capitalized franchise fees for the years ended December 31, 2008 and 2007 totaled $1,751 and $1,750, respectively.

8.	INTEREST INCOME AND EXPENSE

Interest income for the years ended December 31, 2008 and 2007 totaled $53,987 and $18,778, respectively.

Interest expense for the years ended December 31, 2008 and 2007 totaled $3,394 and $6,106, respectively.

9.           PREPAID FRANCHISE FEES

On February 29, 2008, the Company paid EVOS, USA, Inc. $140,000 cash to extend its build-out requirements pursuant to the Area Representative Agreement from five restaurants due by May 31, 2008 to five restaurants due initially by December 1, 2008.  On September 12, 2008, the build-out requirements were further extended (without further cost to the Company) to be due by March 1, 2009.  The effect of the cash paid for the extension is to increase the prepaid franchise fees for 12 restaurants from $6,458 per restaurant to $18,125 per restaurant.

Impairment Loss on Prepaid Franchise Fees
During the first quarter ended March 31, 2009, the Company determined to terminate its relationship with Evos, USA and abandon the EVOS® ARA agreement.  The Company also determined that the viability of the EVOS® concept and franchise model was in question significant enough to abandon the ARA altogether.  Accordingly, the Company determined to impair its prepaid franchise fees and recorded a loss totaling $217,500 as of December 31, 2008.  However, the Company will continue to operate its two franchise restaurants under the EVOS®.

10.           STOCKHOLDERS’ EQUITY

These financial statements and related footnotes have been retroactively restated to reflect the effect of the reverse stock split which was effected on June 30, 2007.

The amended and restated articles of incorporation authorize a total of 100,000,000 shares of common stock, $0.001 par value, and 25,000,000 shares of preferred stock, $0.001 par value.  Common stock holders have all the rights and obligations that normally pertain to stockholders of Nevada corporations.  As of December 31, 2007, the Company had 1,418,350 shares of common stock issued and outstanding.  The Company has not issued any shares of preferred stock.

On November 30, 2005, the Company issued 700,000 shares of common stock (restricted) to seven founding individuals at $0.0025 per share for consideration totaling $1,750.

During 2006, the Company issued 300,000 shares of common stock (restricted) at $2.00 per share pursuant to a private placement offering.  The Company paid cash for offering costs of $55,122, receiving net cash proceeds of $544,878, and issued warrants valued at $99,192, in connection with the offering.

On August 17, 2006, the Company issued 550 shares of common stock (restricted) at $2.00 per share for services valued at $1,100.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

The Company initiated a private placement in December 2006 for the sale of up to 500,000 shares of its $0.001 par value common stock (restricted) to accredited investors at $4.00 per share to raise $2,000,000 of additional equity capital.  As of December 31, 2007, subscriptions have been received from investors for 389,450 shares raising approximately $1,557,650 (before offering costs of approximately $5,673).  As of December 31, 2007, Subscriptions Receivable totaled $150.

On October 16, 2007, a warrant-holder exercised 25,000 warrants at $0.02 per warrant into 25,000 shares of the Company’s $0.001 par value common stock (restricted).

Initial Public Offering
On March 25, 2008, the Company closed its initial public offering and sold 1,000,000 units at $5.10 per unit to its underwriter for proceeds of $4,068,776 (net of underwriting fees totaling $510,000 and offering costs totaling $521,224).  Each unit consists of one share of $0.001 par value common stock, one “A” warrant exercisable into one share of common stock at $5.10 per share, and two “B” warrants exercisable into two shares of common stock at $10.20 per share.  The fair market values of the “A” and “B” warrants on the date of grant are based on the Black-Scholes-Merton valuation model and recorded to additional paid-in capital as of December 31, 2008 at $1,119,628 and $1,226,263, respectively.

Related Party Acquisition
On September 30, 2008, the Company closed its acquisition of the worldwide rights to the U-Swirl Frozen YogurtSM concept through its wholly-owned subsidiary, U-Swirl International, Inc., by issuing 100,000 shares of its $0.001 par value common stock to the owners of the U-Swirl concept.  The value of the acquisition is determined by the Company to be $180,000 based on the fair market value of the stock on the date of acquisition at $1.80 per share multiplied by the 100,000 shares issued.  The fair market value of the stock is used as the basis for valuation because it is the most “readily determinable” valuation method in accordance with FAS123R – Share-Based Compensation.  100% of the valuation amount is expensed as “Intellectual property acquired from related parties” because the sellers of the U-Swirl concept are grandchildren of the Company’s CEO, and no “capitalizable” costs (i.e. legal or trade marking fees) were incurred by the sellers in developing the concept.

There were no other issuances of preferred or common stock as of December 31, 2008.

11.           STOCK OPTIONS AND WARRANTS

Stock Options – As of December 31, 2007, the Company had issued options to purchase 470,000 shares of common stock with a weighted average strike price of $4.40 per share.  The Company did not grant any new stock options during the year ended December 31, 2008.

Warrants – As of December 31, 2007, the Company had issued warrants to purchase 200,000 shares of common stock with a weighted average strike price of $2.98 per share, of which 25,000 had been exercised into 25,000 shares of the Company’s common stock.

On February 21, 2008, the Company issued a warrant to its corporate investor relations firm to purchase 60,000 units (each unit containing one share of common stock, one “A” warrant, and two “B” warrants) with an exercise price of $6.12 per unit for services relating to its investor relations.  The warrant has been valued at $101,342 using the Black-Scholes-Merton valuation model based upon the following assumptions: term of 5 years, a risk free interest rate of 2.8%, a dividend yield of 0%, and volatility of 40%.  The value of the warrants was allocated against additional paid in capital and investor relations expense.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

			Weighted
			Average
	Number	Weighted	Remaining
	of	Average	Contractual Life
	Shares	Exercise Price	in Years
Balance, December 31, 2006	150,000	$1.47	9.50
Warrants granted and assumed	50,000	7.50	9.70
Warrants expired	-0-	-0-	-0-
Warrants canceled	-0-	-0-	-0-
Warrants exercised	(25,000)	-0-	-0-
Balance, December 31, 2007	175,000	2.98	8.58
Warrants granted and assumed	60,000	1.20	4.00
Warrants expired	-0-	-0-	-0-
Warrants canceled	-0-	-0-	-0-
Warrants exercised	-0-	-0-	-0-
Balance, December 31, 2008	235,000	$2.53	6.29

All warrants outstanding are exercisable as of December 31, 2008.

Fair Value of Equity Awards  - The above tables reflect the assumptions utilized to value the stock-based compensation as of December 31, 2008 under SFAS 123R and using the Black-Scholes-Merton valuation model.  The risk-free interest rate is based upon U.S. Treasury Rates for instruments with similar terms.  The full term of the options and warrants granted was used for the expected life since the options and warrants were granted to senior management and outside consultants where turnover is expected to be low and since they are expected to hold the options and warrants for the full term to obtain the maximum benefit.  The Company has not paid dividends to date and does not plan to pay dividends in the near future.  The volatility assumptions were derived from historical volatilities of competitors whose shares are traded in the public markets and are adjusted to reflect anticipated behavior specific to the Company.

Risk-free interest rate	2.8-4.92%
Expected life (years)	5-10 Yrs
Expected dividend yield	0.0%
Volatility	40.0%

12.           RELATED PARTY TRANSACTIONS

A Company officer/shareholder has donated 100 square feet of office space for Company use.  The estimated fair market value of the space is $70/month.  The annualized donated rent of $840 is considered immaterial to the financial statements and consequently not recorded on the Company’s financial statements.

The Company paid $48,000 in rent to a real estate holding company held jointly by the Company’s Chief Financial Officer and his spouse as compensation for the year ended December 31, 2008 pursuant to the Company’s employment agreement with the officer.

13.           OCCUPANCY AND RELATED EXPENSES

Occupancy and related expenses consists of the following for the nine months ended September 30, 2008 and 2007:

	2008	2007
Rent and CAM fees	$175,752	$80,516
Utilities	24,451	25,617
Occupancy and related expenses	$200,203	$106,133

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

Future minimum lease payments required under all leases as of December 31, 2008, are as follows:

2009	$270,624
2010	309,296
2011	260,582
2012	226,372
2013	224,497
Thereafter	33,230
$1,324,601

14.           COMMITMENTS AND CONTINGENCIES

Franchise agreement – On March 30, 2007, EVOS USA, Inc. modified the terms of the franchise agreement that governs the Company’s franchisor-franchisee relationship.  Under the modified terms, all franchisees will pay a royalty on gross revenues of 3.5% for the first year of operations, 4.5% for the second year of operations, and 5.5% for all subsequent years of operation.  The Company paid a 5.5% royalty on gross revenues for the period October 14, 2006, through March 30, 2007.  The royalty rate has been reduced for the Company’s Henderson restaurant to 3.5% until March 31, 2008, 4.5% until March 31, 2009, and 5.5% thereafter.  If the Company would have been required to pay the 5.5% royalty rate during the nine months ended September 30, 2008, the pro forma impact would have been to increase the net loss and net loss per share by $4,955 and $-0-, respectively.

Litigation– In the normal course of business, the Company is subject to proceedings, lawsuits and other claims.  Such matters can be subject to many uncertainties, and outcomes are not predictable with assurance.  The Company is not aware of the existence of any such matters at December 31, 2008, and has not provided for any such contingencies, accordingly.

15.           COMPANY’S OPERATIONS ARE CLASSIFIED INTO TWO PRINCIPAL REPORTABLE SEGMENTS: EVOS FRANCHISES AND U-SWIRL OPERATIONS

The Company manages its operations through two business segments: Evos franchises and U-Swirl International company-owned cafés. Each unit owns and operates restaurants and cafés under the respective names.

The Company evaluates performance based on net operating profit. Administrative functions such as finance, treasury, and information systems are centralized. However, where applicable, portions of the administrative function expenses are allocated between the operating segments. The operating segments do not share any facilities. In the event any supplies and/or services are provided to one operating segment by the other, the transaction is valued according to the company’s transfer policy, which approximates market price. The costs of operating the restaurants are captured discretely within each segment. The Company’s leasehold improvements, property, and equipment, inventory, and results of operations are captured and reported discretely within each operating segment.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

Summary financial information for the two reportable segments is as follows:

	2008	2007
Evos Franchise Operations:
Net sales	$665,458	$970,163
Operating loss	(263,737)	(16,037)
Assets	4,238,998	1,661,631
Cash and equivalents	3,147,607	604,118
Inventory	28,350	13,575
U-Swirl International Operations:
Net sales	$-0-	$-0-
Operating income	-0-	-0-
Assets	280,124	-0-
Cash and equivalents	188,133	-0-
Inventory	15,100	-0-

	2008	2007
Consolidated Operations:
Net sales	$665,458	$970,163
Operating loss	(1,653,759)	(749,053)
Assets	4,519,122	1,661,631
Cash and equivalents	3,335,740	604,118
Inventory	43,450	13,575

16.           SUBSEQUENT EVENTS

Impairment Loss on Prepaid Franchise Fees
During the first quarter ended March 31, 2009, the Company determined to terminate its relationship with Evos, USA and abandon the EVOS® ARA agreement.  The Company also determined that the viability of the EVOS® concept and franchise model was questionable enough to abandon the ARA altogether.  Accordingly, the Company determined to impair its prepaid franchise fees and recorded a loss totaling $217,500 as of December 31, 2008.  The Company continued to operate its two franchise restaurants under the EVOS® during the first quarter ended March 31, 2009.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.       Other Expenses of Issuance and Distribution

The expenses to be paid by the registrant in connection with the securities being registered are as follows:

Securities and Exchange Commission filing fee		$1,162
FINRA filing fee		2,129
Underwriter’s non-accountable expense allowance
Accounting fees and expenses*
Blue sky fees and expenses (including related legal fees)*		50,000
Legal fees and expenses*		50,000
Transfer agent fees and expenses*		10,000
Printing and engraving*		150,000
Miscellaneous expenses*

Total	$
__________________
*Estimated

Item 14.       Indemnification of Directors and Officers

Under the corporate laws of the State of Nevada and the registrant’s amended and restated articles of incorporation, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  The registrant’s amended bylaws (Exhibit 3.2 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Nevada law.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty.  They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit the registrant and other stockholders.  Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.  At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as we may permit indemnification for liabilities arising under the Securities Act to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.       Recent Sales of Unregistered Securities.

Within the past three years, the registrant has issued and sold the unregistered securities set forth in the table below.  All of the share amounts and per share amounts reflect the 1-for-2 reverse stock split implemented on June 30, 2007.

Date	Persons or Class of Persons	Securities	Consideration
December 2006 through June 2007	42 accredited investors (2)	389,450 shares of common stock	$1,557,800
February 22, 2007	InfusionCapital, LLC (1)	Warrant to purchase 50,000 shares of common stock at $7.50 per share expiring February 22, 2012	Consulting services valued at $11,265
March 13, 2007	2 accredited investors (2)	3,350 shares of common stock	Cancellation of promissory notes in the amount of $6,000 and accrued interest of $700
June 30, 2007	9 officers, directors and employees (1)	Options to purchase 375,000 shares of common stock at $4.40 per share expiring June 30, 2012	Services
June 30, 2007	3 consultants – Maria Conte, Paul Migliara and Lenard Grau (1)	Options to purchase 25,000 shares of common stock at $4.40 per share expiring June 30, 2012	Services – drafting of press releases (Conte), web site development (Migliara), real estate location services (Grau)
July 20, 2007	1 officer (Brad Beckstead) (1)	Options to purchase 70,000 shares of common stock at $4.40 per share expiring July 20, 2012	Services
October 16, 2007	Stephen T. Funari (1)	25,000 shares of common stock pursuant to exercise of warrant	$500
February 21, 2008	PR Financial Marketing, LLC (1)	Warrant to purchase 60,000 units at $6.12 per unit expiring February 21, 2013, each unit consisting of one share of common stock, one Class A warrant and one Class B warrant	Services
September 30, 2008	U Create Enterprises (1)	100,000 shares of common stock	U-Swirl frozen yogurt concept
August 2009 through December 2009	5 officers and consultants (1)	99,242 shares of common stock	Services
October 2009 through November 2009	11 accredited investors (2)	141,000 shares of common stock	$176,250
November 2009	1 accredited investor	21,244 shares of common stock	Debt forgiveness of $26,555
______________________
(1)
The registrant relied upon the exemption from registration contained in Section 4(2) of the Securities Act, as the investors were deemed to be sophisticated with respect to the investment in the securities due to their financial condition and involvement in the registrant’s business and had access to the kind of information which registration would disclose.

(2)
The registrant relied upon exemptions from registration contained in Rule 506 of Regulation D under the Securities Act, as all of the investors were accredited investors, and Section 4(2) of the Securities Act.

No underwriters or placement agents were used and no commissions were paid in the above stock transactions.  Restrictive legends were placed on the certificates evidencing the securities issued in all of the above transactions.

Item 16.         Exhibits and Financial Statement Schedules

Regulation S-K Number	Exhibit
1.1	Form of Underwriting Agreement
3.1	Amended and Restated Articles of Incorporation (1)
3.2	Amended Bylaws (1)
4.1	Form of common stock certificate (2)
4.2	Form of Class A warrant (included in Exhibit 4.5) (3)
4.3	Form of Class B warrant (included in Exhibit 4.5) (3)
4.4	Form of unit certificate (4)
4.5	Form of 2008 Warrant Agreement between the Registrant and Computershare Trust Company, N.A. (3)
4.6	Form of Class C warrant (included in Exhibit 4.7)
4.7	Form of Warrant Agreement between the Registrant and Computershare Trust Company, N.A.
4.8	Form of Representative’s Purchase Warrant
5.1	Opinion of Dill Dill Carr Stonbraker & Hutchings, P.C.
10.1	2007 Stock Option Plan, as amended (1)
10.2	Asset Purchase Agreement with U-Swirl Yogurt, Inc. Dated September 19, 2008 (5)
16.1	Letter from Reeves, Evans, McBride & Zhang, LLP (3)
21	List of Subsidiaries
23.1	Consent of Dill Dill Carr Stonbraker & Hutchings, P.C. Reference is made to Exhibit 5.1
23.2	Consent of L.L. Bradford & Company, LLC
24	Power of Attorney. Reference is made to the signature page of this registration statement
______________________
(1)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed August 13, 2007.
(2)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed March 11, 2008.
(3)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed February 8, 2008.
(4)	To be filed by amendment.
(5)	Incorporated by reference to the exhibits to the registrant’s current report on Form 8-K (File No. 0-53130) filed September 22, 2008.

Item 17.         Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)      Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on December 30, 2009.

HEALTHY FAST FOOD, INC.

By:	/s/ Henry E. Cartwright
Henry E. Cartwright, President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Henry E. Cartwright and Jeff D. Burton, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Form S-1 registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Henry E. Cartwright	President, Chief Executive Officer, Interim Chief Financial Officer and Director (Principal Executive and Financial Officer)	December 30, 2009
Henry E. Cartwright

/s/ Jeff D. Burton	Director	December 30, 2009
Jeff D. Burton

/s/ Sam Dewar	Director	December 31, 2009
Sam Dewar

/s/ Gregory R. Janson	Director	December 31, 2009
Gregory R. Janson

Director
Rea M. Melanson

INDEX TO EXHIBITS

Regulation S-K Number	Exhibit
1.1	Form of Underwriting Agreement
3.1	Amended and Restated Articles of Incorporation (1)
3.2	Amended Bylaws (1)
4.1	Form of common stock certificate (2)
4.2	Form of Class A warrant (included in Exhibit 4.5) (3)
4.3	Form of Class B warrant (included in Exhibit 4.5) (3)
4.4	Form of unit certificate (4)
4.5	Form of 2008 Warrant Agreement between the Registrant and Computershare Trust Company, N.A. (3)
4.6	Form of Class C warrant (included in Exhibit 4.7)
4.7	Form of Warrant Agreement between the Registrant and Computershare Trust Company, N.A.
4.8	Form of Representative’s Purchase Warrant
5.1	Opinion of Dill Dill Carr Stonbraker & Hutchings, P.C.
10.1	2007 Stock Option Plan, as amended (1)
10.2	Asset Purchase Agreement with U-Swirl Yogurt, Inc. Dated September 19, 2008 (5)
16.1	Letter from Reeves, Evans, McBride & Zhang, LLP (3)
21	List of Subsidiaries
23.1	Consent of Dill Dill Carr Stonbraker & Hutchings, P.C. Reference is made to Exhibit 5.1
23.2	Consent of L.L. Bradford & Company, LLC
24	Power of Attorney. Reference is made to the signature page of this registration statement
______________________
(1)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed August 13, 2007.
(2)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed March 11, 2008.
(3)	Incorporated by reference to the exhibits to the registration statement on Form S-1 (File No. 333-145360) filed February 8, 2008.
(4)	To be filed by amendment.
(5)	Incorporated by reference to the exhibits to the registrant’s current report on Form 8-K (File No. 0-53130) filed September 22, 2008.